EXECUTION VERSION

CUSIP Number: 4581LDAA1

THIRD AMENDED AND RESTATED LOAN AGREEMENT

Dated as of May 21, 2010

Among

INTEGRAMED AMERICA, INC.,
as Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer

And

THE LENDERS PARTY HERETO

HF 5480670v.16 #06404/0135

TABLE OF CONTENTS

Section	Page

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS	2
1.01.	Defined Terms	2
1.02.	Other Interpretive Provisions	36
1.03.	Accounting Terms.	37
1.04.	Rounding	37
1.05.	Times of Day	37
1.06.	Letter of Credit Amounts	37
ARTICLE II.	THE COMMITMENTS AND CREDIT EXTENSIONS	37
2.01.	The Loans.	37
2.02.	Borrowings, Conversions and Continuations of Loans.	38
2.03.	Letters of Credit.	39
2.04.	Swing Line Loans.	47
2.05.	Prepayments.	49
2.06.	Termination or Reduction of Commitments.	50
2.07.	Repayment of Loans.	51
2.08.	Interest.	52
2.09.	Fees	52
2.10.	Computation of Interest and Fees; and Retroactive Adjustments of Applicable Rate.	53
2.11.	Evidence of Debt.	53
2.12.	Payments Generally; Withdrawals; Administrative Agent’s Clawback.	54
2.13.	Sharing of Payments	56
2.14.	Reserves	56
ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY	57
3.01.	Taxes.	57
3.02.	Illegality	60
3.03.	Inability to Determine Rates	60
3.04.	Increased Costs.	60
3.05.	Compensation for Losses	62
3.06.	Mitigation Obligations	62
3.07.	Replacement of Lenders Under Certain Circumstances.	62
3.08.	Survival	63
ARTICLE IV.	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	63
4.01.	Conditions To Initial Credit Extension	63
4.02.	Conditions to all Credit Extensions	69
ARTICLE V.	REPRESENTATIONS AND WARRANTIES	69
5.01.	Existence, Qualification and Power	69
5.02.	Authorization; No Contravention; No Legal Bar.	69

i

5.03.	Governmental Authorization; Other Consents	70
5.04.	Binding Effect	70
5.05.	Financial Statements; No Material Adverse Effect; No Internal Control Event.	70
5.06.	Litigation	71
5.07.	No Default	71
5.08.	Ownership of Property; Liens.	71
5.09.	Environmental Compliance.	71
5.10.	Insurance	72
5.11.	Taxes	73
5.12.	ERISA Compliance.	73
5.13.	Subsidiaries; Equity Interests.	73
5.14.	Margin Regulations; Investment Company Act.	74
5.15.	Disclosure	74
5.16.	Compliance with Laws	74
5.17.	Solvency	74
5.18.	Intellectual Property; Licenses, Etc	74
5.19.	Rights in Collateral; Priority of Liens.	75
5.20.	Perfection Certificate Information	75
5.21.	Accuracy of Borrowing Base	75
5.22.	Labor Matters	75
5.23.	Existing Management Agreements	75
5.24.	Patriot Act	76
ARTICLE VI.	AFFIRMATIVE COVENANTS	76
6.01.	Financial Statements	76
6.02.	Certificates; Other Information	77
6.03.	Notices	79
6.04.	Payment of Obligations	79
6.05.	Preservation of Existence, Etc.	80
6.06.	Maintenance of Properties	80
6.07.	Maintenance of Insurance	80
6.08.	Compliance with Laws	80
6.09.	Books and Records	80
6.10.	Inspection Rights	80
6.11.	Use of Proceeds	81
6.12.	Financial Covenants.	81
6.13.	Covenant to Guarantee Obligations and Give Security	81
6.14.	Security Interests; Information Regarding Collateral.	82
6.15.	Further Assurances	83
6.16.	Compliance with Environmental Laws	83
6.17.	Compliance with Material Contractual Obligations	84
6.18.	Management Agreements.	84
6.19.	Maintain Operating Accounts	84
ARTICLE VII.	NEGATIVE COVENANTS	84
7.01.	Liens	84
7.02.	Investments	86
7.03.	Indebtedness	87
7.04.	Fundamental Changes	87

7.05.	Dispositions	88
7.06.	Restricted Payments	89
7.07.	Change in Nature of Business	89
7.08.	Transactions with Affiliates	89
7.09.	Sales of Receivables	89
7.10.	Sale and Leaseback Transactions	90
7.11.	Limitation of Issuance of Equity Interests	90
7.12.	Limitation on Creation of Subsidiaries	90
7.13.	Prepayments, Etc. of Indebtedness	90
7.14.	Burdensome Agreements	90
7.15.	Accounting Changes; Fiscal Year	90
7.16.	Use of Proceeds	90
7.17.	Amendments of Organization Documents	90
ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	91
8.01.	Events of Default	91
8.02.	Remedies Upon Event of Default	93
8.03.	Application of Funds	93
ARTICLE IX.	ADMINISTRATIVE AGENT	94
9.01.	Appointment and Authorization of Administrative Agent.	94
9.02.	Rights as a Lender	95
9.03.	Exculpatory Provisions	95
9.04.	Reliance by Administrative Agent	96
9.05.	Delegation of Duties	96
9.06.	Resignation of Administrative Agent	97
9.07.	Non-Reliance on Administrative Agent and Other Lenders	97
9.08.	Indemnification	98
9.09.	No Other Duties, Etc	98
9.10.	Administrative Agent May File Proofs of Claim	98
9.11.	Guaranty Matters	99
9.12.	Collateral Matters.	99
9.13.	Secured Cash Management Agreements and Secured Hedge Agreements	101
9.14.	Appointment of Supplemental Administrative Agents.	101
ARTICLE X.	MISCELLANEOUS	102
10.01.	Amendments, Etc	102
10.02.	Notices; Effectiveness; Electronic Communications.	104
10.03.	No Waiver; Cumulative Remedies: Enforcement.	106
10.04.	Expenses; Indemnity; Damage Waiver.	106
10.05.	Payments Set Aside	108
10.06.	Successors and Assigns.	108
10.07.	Treatment of Certain Information; Confidentiality	112
10.08.	Right of Setoff	112
10.09.	Interest Rate Limitation	113
10.10.	Counterparts; Integration; Effectiveness	113
10.11.	Survival of Representations and Warranties	113
10.12.	Severability	113

10.13.	Governing Law; Jurisdiction; Etc.	113
10.14.	Waiver of Jury Trial	114
10.15.	Independence of Covenants.	114
10.16.	No Advisory or Fiduciary Responsibility	115
10.17.	Electronic Execution of Assignments and Certain Other Documents	115
10.18.	USA PATRIOT Act Notice	115
10.19.	Effect of this Agreement on the Original Loan Agreement and the other Original Loan Documents.	115

SCHEDULES

1.01(A)	Existing Letters of Credit
1.01(B)	Guarantors
2.01	Revolving Commitments
4.01(a)(iv)	Certain Collateral Documents
4.01(a)(v)	Initial Practice Groups
5.05(e)	Internal Control Events
5.13	Subsidiaries and Equity Interests
5.23	Existing Management Agreements
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices
10.19(b)(i)(A)	Original Initial Term Loans
10.19(b)(i)(B)	Original Revolving Commitment and Original Revolving Loans
10.19(c)	Outstanding Amount as of the Amendment Effective Date

EXHIBITS

Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C	Revolving Note
D	Term Note
E	Swing Line Note
F	Borrowing Base Certificate
G	Compliance Certificate
H	Assignment and Assumption
I	Opinion of Dorsey & Whitney LLP, counsel to the Loan Parties
J	Opinion of In-House Counsel to the Loan Parties

HF 5480670v.16 #06404/0135

K	Limited Grantor Security Agreement
L	FPI Guaranty Agreement
M	MPI Guaranty Agreement
N	RPI Guaranty Agreement
O	VCA Guaranty Agreement
P	Borrower Pledge Agreement
Q	VCA Pledge Agreement
R	Borrower Security Agreement
S	FPI Security Agreement
T	MPI Security Agreement
U	RPI Security Agreement
V	VCA Security Agreement
W	Borrower Copyright Agreement
X	Borrower Trademark Agreement
Y	VCA Trademark Agreement

HF 5480670v.16 #06404/0135

v

THIRD AMENDED AND RESTATED LOAN AGREEMENT

This THIRD AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is entered into as of May 21, 2010, among INTEGRAMED AMERICA, INC., a Delaware corporation (“Borrower”), each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENT:

A.           The Borrower and Bank of America, N.A. (the “Original Lender”) entered into the Second Amended and Restated Loan Agreement, dated as of August 8, 2007 (the “Original Loan Agreement”).

B.           On the Amendment Effective Date (as defined below) (but before giving immediate effect to this Agreement), (a) the New Term Loan (as defined in the Original Loan Agreement) in the principal amount of $16,071,428.60 (the “Original Term Loan Amount”) is outstanding under the Original Loan Agreement (the “Original Term Loan”) and (b) the Revolving Credit Loans (as defined in the Original Loan Agreement) in an aggregate principal amount of $7,500,000.00 are outstanding under the Original Loan Agreement (the “Original Revolving Loans”).

C.           The Obligations (as defined in the Original Loan Agreement) (the “Original Obligations”) of the Loan Parties (as defined in the Original Loan Agreement) under the Loan Documents (as defined in the Original Loan Agreement) (the “Original Loan Documents”) are secured by certain collateral and are guaranteed or supported or otherwise benefited by the Original Loan Documents.

D.           The Borrower has requested that (i) the “Revolving Commitment” (as defined in the Original Loan Agreement) (the “Original Revolving Commitment”) be increased to $35.0 million, (ii) the Maturity Date (as defined in the Original Loan Agreement) be extended to the third anniversary of the Amendment Effective Date and (iii) additional lenders become parties to the Original Loan Agreement and provide a portion of the Revolving Commitment (as defined below) and hold a portion of the Original Revolving Loans and the Original Term Loan.

E.           The parties hereto wish to amend and restate the Original Loan Agreement in its entirety in order to (i) provide for an increase in the amount of the Original Revolving Commitment, (ii) extend the Maturity Date, (iii) convert the Original Loan Agreement into a multi-lender loan agreement so as to allow for additional lenders to become lenders party thereto, (iv) provide for the appointment of a Person to act as administrative agent for all the Lenders, and (v) amend provisions of the Original Loan Agreement.

F.           Reference is made to Section 10.19 below.

G.           The Lenders, the L/C Issuer, and Administrative Agent are willing to amend and restate the Original Loan Agreement in its entirety and the Lenders are willing to continue and extend credit to the Borrower, and the L/C Issuer is willing to issue Letters of Credit for the account of the Borrower and its Subsidiaries, and the Borrower is willing to amend and restate the Original Loan Agreement in its entirety, in each case on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Original Loan Agreement is hereby amended and restated to read in its entirety as follows and, accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Debtor” means the Person who is obligated on or under an Account.

“Accounts” means all “accounts” (as such term is defined in Article 9 of the UCC).

“Acquisition” means, with respect to any Person,  the acquisition by purchase or otherwise (a) of the business or assets of or Equity Interest of another Person (other than any Wholly-Owned Subsidiary of Borrower in existence as of the date hereof) and/or (b) of the right to manage and/or service certain aspects of the business of a Practice Group, whether pursuant to a Management Agreement or otherwise.

“Acquisition Cost” means with respect to any Permitted Acquisition, the sum of (i) all cash consideration paid or agreed to be paid by the acquiror to make such Acquisition (inclusive of payments by such person of the seller’s professional fees and expenses and other out-of-pocket expenses in connection therewith), plus (ii) the fair market value of all non-cash consideration paid by such Person in connection therewith, plus (iii) an amount equal to the principal or stated amount of all liabilities assumed or incurred by such Person in connection therewith, plus (iv) any optional or mandatory capital contributions made to such entity by such Person.  The principal or stated amount of any liability assumed or incurred by an acquiror in connection with an Acquisition which is a contingent liability shall be an amount equal to the stated amount of such liability or, if the same is not stated, the maximum reasonably anticipated amount payable by such person in respect thereof as determined by such person in good faith.

“Acquisition Cost Aggregate Threshold Amount” means, with respect to all Acquisitions consummated at any time during the period set forth in the table below, the amount set forth below opposite such period:

Period	Amount

From and including August 1, 2009 through and including July 31, 2010	$15,000,000
From and including August 1, 2010 through and including July 31, 2011	$15,000,000
From and including August 1, 2011 through and including July 31, 2012	$15,000,000
From and including August 1, 2012 and thereafter	$15,000,000

“Acquisition Cost Individual Threshold Amount” means, with respect to any Acquisition consummated at any time during the period set forth in the table below, the amount set forth below opposite such period:

Period	Amount

From and including August 1, 2009 through and including July 31, 2010	$5,500,000
From and including August 1, 2010 through and including July 31, 2011	$6,000,000
From and including August 1, 2011 through and including July 31, 2012	$6,000,000
From and including August 1, 2012 and thereafter	$6,000,000

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means the letter agreement, dated December 1, 2009, from Bank of America and addressed to, and accepted and agreed to by, Borrower, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Agent may from time to time notify Borrower and Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means Administrative Agent and its Affiliates and their respective officers, directors, employees, agents, attorneys-in-fact, advisors and controlling persons.

“Aggregate Credit Exposure” means, with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then Outstanding Amount of such Lender’s Term Loans plus (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Aggregate Revolving Commitments have been terminated or expired, the amount of such Lender’s Revolving Lender Exposure then outstanding.

“Aggregate Credit Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage (carried out to the ninth decimal place)) of such Lender’s Aggregate Credit Exposure at such time to the Aggregate Credit Exposure of all Lenders at such time.

“Aggregate Revolving Commitments” means the Revolving Commitments of all Revolving Lenders.

“Agreement” means this Third Amended and Restated Loan Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Amendment Effective Date” means May 21, 2010.

“Applicable Percentage” means:

(a)           with respect to all payments, computations and other matters relating to the  Term  Facility, with respect to any Term  Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by the Outstanding Amount of such Term Lender’s Term Loans at such time;

(b)           with respect to all payments, computations and other matters relating to the Revolving Facility, or any Letters of Credit issued or participations therein purchases by any Revolving Lender or any participations in any Swing Line Loans purchased by any Revolving Lender, with respect to any Revolving Lender at any time, the Applicable Revolving Percentage of such Revolving Lender; and

(c)           with respect to all other matters as to a particular Lender (including the obligations arising under Section 10.04(c)), the Aggregate Credit Exposure Percentage of such Lender.

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time.  If the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or, if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Revolving Percentage of such Revolving Lender immediately prior to such expiration or termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.  The initial Applicable Revolving Percentage of each Revolving Lender is set forth opposite the name of such Revolving Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate”  means, from time to time, the following percentages per annum set forth in the applicable grid below, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.02(b):

(a) For Term Loans:

Pricing Level	Consolidated Leverage Ratio	Applicable Rate for Eurodollar Rate Loans	Applicable Rate for Base Rate Loans
Pricing Level I	Greater than or equal to 2.25 to 1.00	4.00%	1.75%
Pricing Level II	Greater than or equal to 1.75 to 1.00 but less than 2.25 to 1.00	3.75%	1.50%
Pricing Level III	Greater than or equal to 1.25 to 1.00 but less than 1.75 to 1.00	3.50%	1.50%
Pricing Level IV	Less than 1.25 to 1.00	3.25%	1.25%

(b) For Revolving Loans:

Pricing Level	Consolidated Leverage Ratio	Applicable Rate for Eurodollar Rate Loans	Applicable Rate for Base Rate Loans
Pricing Level I	Greater than or equal to 2.25 to 1.00	3.50%	1.50%
Pricing Level II	Greater than or equal to 1.75 to 1.00 but less than 2.25 to 1.00	3.25%	1.50%
Pricing Level III	Greater than or equal to 1.25 to 1.00 but less than 1.75 to 1.00	3.00%	1.25%
Pricing Level IV	Less than 1.25 to 1.00	2.75%	1.25%

(c) For Revolving Commitment Fees and L/C Fees.

Pricing Level	Consolidated Leverage Ratio	Applicable Rate For Revolving Commitment Fees	Applicable Rate for L/C Fees
Pricing Level I	Greater than or equal to 2.25 to 1.00	0.75%	3.50%
Pricing Level II	Greater than or equal to 1.75 to 1.00 but less than 2.25 to 1.00	0.50%	3.25%
Pricing Level III	Greater than or equal to 1.25 to 1.00 but less than 1.75 to 1.00	0.50%	3.00%
Pricing Level IV	Less than 1.25 to 1.00	0.25%	2.75%

The following shall apply for purposes of this definition:

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the date that is the fifth Business Days after the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then (i) Pricing Level I, in the case of Term Loans, (ii) Pricing Level I, in the case of Revolving Loans, (iii) Pricing Level I, in the case of Revolving Commitment Fees, and (iv) Pricing Level I, in the case of L/C Fees, in each case shall apply as of the fifth Business Day following the date such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

The Applicable Rate in effect from the Amendment Effective Date through and including the day immediately preceding the Business Day on which the Applicable Rate is to become effective with respect to the Compliance Certificate that is required to be delivered pursuant to Section 6.02(b) for Borrower’s fiscal quarter ending June 30, 2010, shall be determined based upon (i) in the case of Term Loans, Pricing Level III, (ii) in the case of Revolving Loans, Pricing Level III, (iii) in the case of Revolving Commitment Fees, Pricing Level III, and (iv) in the case of L/C Fees, Pricing Level III and (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

Notwithstanding the foregoing, at all times while an Event of Default shall have occurred and be continuing, (i) Pricing Level I, in the case of Term Loans, (ii) Pricing Level I, in the case of Revolving Loans, (iii) Pricing Level I, in the case of Revolving Commitment Fees, and (iv) Pricing Level I, in the case of L/C Fees, in each case shall apply as of the first Business Day after such Event of Default shall have occurred, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

Notwithstanding anything to the contrary contained in this definition, the determination of Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Appropriate Lender” means, at any time, (a) with respect to the Term  Facility, the Lenders that hold Term Loans, at such time, (b) with respect to the Revolving Facility, the Lenders that have Revolving Commitments with respect to such Revolving Facility or hold Revolving Loans, at such time, (c) with respect to the L/C Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Lenders and (d) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Lenders.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Agent, in substantially the form of Exhibit H or any other form approved by Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Blocked Person Annex” has the meaning specified in Section 5.24.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Copyright Agreement” has the meaning specified in Schedule 4.01(a)(iv).

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Payment Account” has the meaning specified in Section 2.12(a)(ii).

“Borrower Pledge Agreement” has the meaning specified in Schedule 4.01(a)(iv).

“Borrower Security Agreement” has the meaning specified in Schedule 4.01(a)(iv).

“Borrower Trademark Agreement” has the meaning specified in Schedule 4.01(a)(iv).

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time, an amount equal to (a) (i) the aggregate Dollar amount of all Eligible Accounts Receivable at such time, minus (ii) the aggregate amount of reserves, if any, established by Administrative Agent pursuant to Section 2.14 at such time, minus (iii) the aggregate Insurance Contractual Allowance Amounts in respect of all Eligible Accounts Receivable, multiplied by (b) 75%.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of Borrower, in substantially the form of Exhibit F or another form which is acceptable to Administrative Agent in its sole discretion.

 “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person, for any period, without duplication, all capital expenditures of such Person for such period, as determined in accordance with GAAP.

“Capitalized Lease” means any lease the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations.

 “Capitalized Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be capitalized under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means, as to any Person, any of the following: (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof; (b) certificates of deposit or eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government; (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one year from the date of acquisition; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automated clearing house transfers of funds and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligations” means all obligations (including overdrafts and related liabilities) owed by any Loan Party to any Cash Management Bank under each Secured Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the US Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, with respect to Borrower, an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the equity securities of Borrower entitled to vote for members of the board of directors (or other equivalent governing body) of Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

 (b)           during any period of 12 consecutive months, a majority of the members of the board of directors (or other equivalent governing body) of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors) (or other equivalent governing body); or

(c)           any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower, or control over the equity securities of Borrower entitled to vote for members of the board of directors (or other equivalent governing body) of Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 40% or more of the combined voting power of such securities.

“Class” means (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Lenders or Term Lenders, (b) when used with respect to Revolving Commitments, refers to Revolving Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, (a) all of the “Collateral” and “Pledged Collateral” referred to in the Collateral Documents, (b) all of the “Guarantor Collateral” referred to in the Guaranty Agreements, and (c) any and all other property and rights, title and interests in or to property of Borrower and each of the other Loan Parties, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted in favor of Administrative Agent pursuant to the Collateral Documents.

“Collateral Documents” means, collectively, (a) the Security Agreements, (b) the Pledge Agreements, (c) the Guaranty Agreements, (d) the Intellectual Property Security Agreements, (e) each Perfection Certificate, and (f) and each other security agreement or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC financing statements, control agreements and other instruments of perfection required by this Agreement, the Security Agreements, the Pledge Agreements, the Guaranty Agreements, the Intellectual Property Security Agreements or any other security agreement or pledge agreement to be filed with respect to the security interests in property created pursuant to any of the Security Agreements, the Pledge Agreements, the Guaranty Agreements, the Intellectual Property Security Agreements and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Obligations.

“Committed Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Consolidated Debt” means, at any date of determination, the aggregate amount of all Indebtedness of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Debt Service” means, at any date of determination, the sum of (a) Consolidated Interest Expense for the Test Period in respect of such date and (b) all scheduled payments of principal on Consolidated Debt required to be made during the Test Period in respect of such date, including payments made on account of Capitalized Leases.

“Consolidated EBITDA” means, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) Consolidated Interest Expense for such period, plus (c) depreciation, amortization and other non-cash charges for such period, plus (d) the provision for Federal, state and local income taxes for such period, minus (e) gains from discontinued operations and extraordinary items, together with any related provision for taxes on any such gain, recorded or recognized by Borrower or any of its Subsidiaries for such period, plus (f) losses from discontinued operations and extraordinary items, together with any related provision for the tax effect of any such losses, recorded or recognized by Borrower or any of its Subsidiaries for such period, in each case, with respect to clauses (a) through and including (f) above, of Borrower and its Subsidiaries on a consolidated basis for such period, computed in accordance with GAAP.

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and Dispositions (other than Dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period and prior to the date of determination as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Disposition had been consummated on the day prior to the first day of such period. Consolidated EBITDA shall be further calculated in accordance with Section 6.12(e).

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Debt as of such date to (b) Consolidated EBITDA for the Test Period in respect of such date. Consolidated Leverage Ratio shall be further calculated in accordance with Section 6.12(e).

“Consolidated Limited Grantor” means any Consolidated Practice Group that is a Limited Grantor.

“Consolidated Net Income” means, with respect to Borrower and its Subsidiaries on a consolidated basis for any period, the net income (or loss) of Borrower and its Subsidiaries for such period, all as determined in accordance with GAAP.

“Consolidated Practice Group” means any Practice Group whose financial results are consolidated with the financial results of Borrower pursuant to GAAP Codification of Accounting Standards, ASC 810.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension and (c) the continuation of the Original Initial Term Loans as Term Loans hereunder pursuant to Section 2.01(a).

“Credit Parties” means, collectively, each Loan Party and each Limited Grantor.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, any state thereof or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than L/C Fees an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 4.0% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 4.0% per annum, and (b) when used with respect to L/C Fees, a rate equal to the Applicable Rate plus 4.0% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (c) has defaulted in fulfilling its funding obligations (as a lender, agent or letter of credit or bank guarantee issuer) under one or more other syndicated credit facilities, unless the subject of a good faith dispute, or (d) has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distressed Person” has the meaning specified in the definition “Lender-Related Distress Event”.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Accounts Receivable” means, at any time, the Specified Accounts which Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swing Line Loans and the issuance of Letters of Credit hereunder.  Without limiting Administrative Agent’s discretion provided herein, Eligible Accounts Receivable shall not include any Specified Account:

(a) which is not subject to a first priority perfected security interest in favor of Administrative Agent;

(b) which is subject to any Lien (other than (i) a Lien in favor of Administrative Agent and (ii) in the case of Purchased Accounts, a Lien on such Purchased Accounts in favor of the applicable Loan Party; provided such Lien referred to in this clause (ii) has been assigned to Administrative Agent);

(c) which is unpaid more than 120 days after the date of the original invoice therefor;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in any Collateral Document has been breached or is not true;

(e) which arises from a sale of goods which are placed on consignment, or subject to guaranteed sale, bill-and-hold, sale-and-return, sale on approval, repurchase or return, cash-on-delivery, or other terms by reason of which the payment of the Account Debtor thereof may be conditional;

(f) which arises from invoices for deposits, and rebills of amounts previously credited to the extent of credits issued more than fifteen (15) days prior to such rebill;

(g) which (A) does not arise from the sale of goods or performance of services in the ordinary course of business, (B) is not evidenced by an invoice or other documentation satisfactory to Administrative Agent which has been sent to the Account Debtor, (C) is contingent upon any Credit Party’s completion of any further performance, or (D) relates to payments of interest;

(h) for which the goods giving rise to such Specified Account have not been shipped to the Account Debtor or for which the services giving rise to such Specified Account have not been performed by the applicable Credit Party or if such Specified Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which (A) does not maintain its chief executive office in the United States or (B) is not organized under applicable Law of the United States unless, in either case, such Specified Account is backed by a letter of credit acceptable to Administrative Agent which is in the possession of, and is directly drawable by, Administrative Agent;

(k) which is owed in any currency other than Dollars;

(l) with respect to which the sale is on an installment sale, lease or other extended payment basis;

(m) which is owed by the government (or any department, agency, public corporation or instrumentality thereof) of any country other than the United States;

(n) which is owed by the government of the United States, or any department, agency, public corporation or instrumentality thereof;

(o) which is a Medicaid or Medicare Account or receivable;

(p) with respect to which the Account Debtor is an Affiliate, Subsidiary, officer, director, employee, or agent or stockholder of, or has common officers or directors with, any Credit Party;

(q) which is owed by an Account Debtor or an Affiliate of such Account Debtor to which any Credit Party is or may become liable to such Account Debtor or Affiliate for goods sold or services rendered by the Account Debtor or Affiliate to such Credit Party, but only to the extent of such existing or potential liability to such Account Debtor or Affiliate;

(r) with respect to which the Account Debtor has disputed any liability, or the Specified Account is otherwise subject to any right of setoff, deduction, breach of warranty or other defense, dispute or counterclaim by such Account Debtor but such Specified Account shall be ineligible only to the extent of the disputed or otherwise disallowed amount or any such set-off, deduction, breach of warranty, defense, dispute or counterclaim;

(s) that portion of which represents late fees, service charges or interest, but only to the extent of such portion;

(t) with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Credit Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that such Credit Party may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts and such later qualification cures any access to such courts to enforce payment of such Specified Account;

(u) which is owed by an Account Debtor which has (A) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (B) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (C) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (D) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (E) become insolvent, or (F) ceased operation of its business;

(v) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(w) which is evidenced by a promissory note, an instrument or chattel paper;

(x) which is owing by an Account Debtor for which 50% or more of the total amount of all Specified Accounts owing from such Account Debtor and its Affiliates are otherwise deemed ineligible pursuant to this definition;

(y) which is owing by an Account Debtor or a group of affiliated Account Debtors whose total obligations owing to the applicable Credit Party exceeds 10% (such percentage as applied to a particular Account Debtor or group of affiliated Account Debtors (as the case may be) being subject to reduction by Administrative Agent in its in its sole discretion if the creditworthiness of such Account Debtor group of affiliated Account Debtors (as the case may be) deteriorates) of all Eligible Accounts Receivable, to the extent of the obligations owing by such Account Debtor or group of affiliated Account Debtors (as the case may be) in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts Receivable that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent in its Permitted Discretion based on all of the otherwise Eligible Accounts Receivable prior to giving effect to any eliminations based upon the foregoing concentration limit;

(z) with respect to which the applicable Credit Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Specified Account which was partially paid and the applicable Credit Party created a new receivable for the unpaid portion of such Specified Account;

(aa) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(bb) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person (other than the Credit Parties) has or has had an ownership interest in such goods, or which indicates any Person (other than the Credit Parties) as payee or remittance party;

(cc) which was created on cash on delivery terms;

(dd) with respect to which the creditworthiness of the Account Debtor is not satisfactory to Administrative Agent in its Permitted Discretion based on information available to it;

(ee) the Specified Practice Group in respect of such Specified Account has not executed and delivered to Administrative Agent a Limited Grantor Security Agreement;

(ff) if the Specified Practice Group in respect of such Specified Account has executed and delivered to Administrative Agent a Limited Grantor Security Agreement and any of the following events shall exist or occur (such Specified Practice Group hereinafter referred to as the “Specified Limited Grantor”):

(1) such Specified Limited Grantor fails to perform or observe any term, covenant or agreement contained in such Limited Grantor Security Agreement to which such Specified Limited Grantor is a party and such failure continues for five (5) consecutive days; or

(2) any representation, warranty or certification made or deemed made by or on behalf of such Specified Limited Grantor in such Limited Grantor Security Agreement to which it is a party shall be incorrect or misleading in any material respect when made or deemed made; or

(3) such Specified Limited Grantor (A) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (B) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (C) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (D) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (E) is or becomes insolvent, (F) ceased operation of its business, or (G) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of its property; or

(4) at any time after the execution and delivery of such Limited Grantor Security Agreement and for any reason: (A) such Limited Grantor Security Agreement shall have been terminated or otherwise ceases to be in full force and effect; (B) such Specified Limited Grantor or any Loan Party (or any Person by, through or on behalf of such Specified Limited Grantor) contests in any manner the validity or enforceability of such Limited Grantor Security Agreement or any provision thereof; (C) such Specified Limited Grantor denies that it has any or further liability or obligation under such Limited Grantor Security Agreement, or purports to revoke, terminate or rescind such Limited Grantor Security Agreement or any provision thereof; or (D) the security interest or Lien purported to be created by such Limited Grantor Security Agreement shall cease to be in full force and effect, or shall cease to give Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Limited Grantor Security Agreement (including a perfected first priority security interest in and Lien on the collateral covered thereby (except as otherwise expressly provided in such Limited Grantor Security Agreement)) in favor of Administrative Agent, or shall be asserted by such Specified Limited Grantor not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Limited Grantor Security Agreement) security interest in or Lien on the collateral covered thereby; or

(gg) which Administrative Agent reasonably determines is unacceptable.

References to percentages of any of the Specified Accounts are based on Dollar amount of Specified Accounts, and not number of Specified Accounts.

In determining the amount of an Eligible Account Receivable, the face amount of a Specified Account (A) shall, without duplication, be reduced by the Insurance Contractual Allowance Amount  in respect thereof and (B) may, in Administrative Agent’s Permitted Discretion, be further reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Credit Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Specified Account but not yet applied by such Credit Party to reduce the amount of such Specified Account.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii), 10.06(b)(v) and 10.06(b)(vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil and subsurface strata, and natural resources, such as wetlands, flora and fauna.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the Environment or of public health or the management, storage, treatment, transport, distribution or Release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law,  (b) the generation, use, handling, transportation, storage, treatment or Release of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. (For avoidance of doubt, “profit interests” as used in this definition of “Equity Interests” shall not be deemed to constitute the management or service fees payable to the applicable Loan Party under the respective Management Agreements which are determined and calculated based on the profits generated by the applicable Practice Group.)

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Revolving Loan or a Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located,  (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii) and (d) in the case of a Foreign Lender, any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (y) if such Foreign Lender is an assignee pursuant to a request by Borrower under Section 3.07.

“Existing Letters of Credit” means those letters of credit identified on Schedule 1.01(A).

“Existing Management Agreements” has the meaning specified in Section 5.23.

“Facility” means the Term Facility or the Revolving Facility, as the context may require.

“Federal Funds Rate”  means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Administrative Agent.

“Financial Officer” of any Person means the chief financial officer, treasurer, assistant treasure or controller of such Person.

“Fixed Charge Coverage Ratio” means, at any date of determination, with respect to Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) an amount equal to (i) Consolidated EBITDA for the Test Period in respect of such date minus (ii) the sum of (A) Unfunded Capital Expenditures during the Test Period in respect of such date, (B) cash Shareholder Distributions paid during the Test Period in respect of such date and (C) cash income taxes paid during the Test Period in respect of such date to (b) Consolidated Debt Service for the Test Period in respect of such date.  Fixed Charge Coverage Ratio shall be further calculated in accordance with Section 6.12(e).

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FPI” means Florida Phlebology, Inc., a Florida corporation.

“FPI Guaranty Agreement” has the meaning specified in Schedule 4.01(a)(iv).

“FPI Security Agreement” has the meaning specified in Schedule 4.01(a)(iv).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or  any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of Borrower listed on Schedule 1.01(B) that, as of the Amendment Effective Date, shall have Guaranteed the Obligations of Borrower pursuant to the Guaranty Agreement and each other Subsidiary that shall be required to become a Guarantor pursuant to Section 6.13; and “Guarantor” mean each one of them.

“Guaranty Agreements” means, collectively, (a) the FPI Guaranty Agreement, (b), the MPI Guaranty Agreement, (c) the RPI Guaranty Agreement, (d) the VCA Guaranty Agreement and (e) each other guarantee or guaranty agreement executed and delivered by a Subsidiary pursuant to Section 6.13, as each of the foregoing may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

 (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all obligations of such Person upon which interest charges are customarily paid or accrued;

(d) all obligations of such Person for the deferred purchase price of property or services, except accrued expenses arising in the ordinary course of business, current accounts payable and accrued obligations arising in the ordinary course of business on normal trade terms and not overdue by more than 90 days, amounts due to medical providers and patient deposits;

(e) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person;

(f) all payment obligations of such Person with respect to interest rate or currency protection agreements;

(g) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(h) all obligations or Indebtedness of others secured by property or assets owned or acquired by such Person (regardless of whether or not such Person is liable for repayment of such obligations, but limited to the fair market value of such property);

(i) all Capitalized Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such Person;

(j) net obligations of such Person under any Swap Contract;

(k) the redemption price of all redeemable preferred stock of such Person (but not accrued dividends on any preferred stock), but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the Maturity Date; and

(l) all Guarantees of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) above.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Perfection Certificate” has the meaning specified in the definition of Perfection Certificates.

“Insurance Contractual Allowance Amount” means, with respect to any Specified Account, the difference between (a) the aggregate amount invoiced in respect of such Specified Account and (b) the aggregate amount the applicable insurance company approved for the services, procedure and/or goods provided giving rise to such Specified Account.

“Intellectual Property Security Agreements” means, collectively, (a) the Borrower Trademark Agreement, (b) the Borrower Copyright Agreement, (c) the VCA Trademark Agreement and (d) each other intellectual property security agreement executed and delivered pursuant to Section 6.13, as each may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (or Swing Line Loans), the first Business Day of each calendar month and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is made or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

Notwithstanding the foregoing in this definition of “Interest Period” to the contrary, the initial Interest Period in respect of the Term Loans shall be the period commencing on the Amendment Effective Date and ending on June 9, 2010.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is thirty days prior to the Maturity Date of the Revolving Facility then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee” has the meaning specified in Section 2.03(i).

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount  available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $2.0 million.  The L/C Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lease” means any lease, sublease, license, sublicense or occupancy agreement.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender-Related Distress Event” means with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Per-son or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support of (including without limitation the nationalization or assumption of ownership or operating control by) the U.S. government or other governmental authority, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Per-son or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Limited Grantor” means a Practice Group that has executed and delivered, and is a party to, a Limited Grantor Security Agreement.

“Limited Grantor Obligations” means all obligations, liabilities and indebtedness of any Limited Grantor to the Secured Parties under or in connection with the Limited Grantor Security Agreement to which such Limited Grantor is a party, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses accruing after the filing of any petition of bankruptcy, or the commencement of any bankruptcy, insolvency, receivership,  reorganization or like proceeding, relating to such Limited Grantor, whether or not a claim for post-filing or post-petition interest, fees or costs is allowed in such proceeding.

“Limited Grantor Security Agreement” means a continuing general limited security agreement (or, if applicable, an amended and restated continuing general limited security agreement) substantially in the form of Exhibit K, made by a Limited Grantor in favor of Administrative Agent for the benefit of the Secured Parties, and acknowledged and consented to by the applicable Loan Party and, if applicable, the Original Lender, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Loan” means an extension of credit by a Lender to Borrower under Article II in the form of a Term Loan, a Revolving Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty Agreement, (d) the Collateral Documents, (e) any Borrowing Base Certificate, (f) the Administrative Agent Fee Letter, (g) each Issuer Document, and (h) each other document, agreement and instrument executed in connection herewith or pursuant hereto or thereto.

“Loan Parties” means, collectively, Borrower and each Guarantor.

“Management Agreement” means (a) a management agreement, service agreement or other similar agreement, together with any security agreement, entered into between any Loan Party and a Practice Group pursuant to which such Loan Party provides management and administrative services to such Practice Group and furnishes such Practice Group with facilities, equipment, personnel and supplies, and (b) shall also include any sub-management agreement, if any, entered into between any Loan Party pursuant to which such Loan Party provides any or all of such management and administrative services contemplated by the underlying Management Agreement with the Practice Group(s) to which it relates, and (c) shall also include all Existing Management Agreements, in each case as each may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or of Borrower and its Subsidiaries taken as a whole or of the Guarantors taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material impairment of the rights and remedies of Administrative Agent or any Lender under any Loan Documents; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means (a) with respect to the Revolving Facility, May 21, 2013 and (b) with respect to the Term Facility, May 21, 2013; provided, however,  that, in each case with respect to clauses (a) and (b) immediately above, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396. et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a  health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“MPI” shall mean Missouri Phlebology, Inc., a Missouri corporation

“MPI Guaranty Agreement” has the meaning specified in Schedule 4.01(a)(iv).

“MPI Security Agreement” has the meaning specified in Schedule 4.01(a)(iv).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Network Site” means each location with respect to which a Practice Group has entered into a Management Agreement with Borrower or any of its Subsidiaries.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Note” means a Term Note or a Revolving Note or a Swing Line Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) for purposes of this Agreement, all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding and (b) for purposes of the Collateral Documents and each Guaranty Agreement, (i) all “Obligations” as defined in the foregoing clause (a), (ii) all Secured Hedge Obligations, (iii) all Cash Management Obligations and (iv) all Limited Grantor Obligations (all of the foregoing in this clause (b) are collectively referred to as the “Secured Obligations”).  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (x) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (y) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” has the meaning specified in Section 5.24.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Collateral” means the “Collateral” (as defined in the Original Loan Agreement).

“Original Guaranty Agreements” means the “Guaranty Agreements”, as defined in the Original Loan Agreement.

“Original Initial Revolving Commitment” has the meaning specified in Section 10.19(b)(i)(B).

“Original Initial Revolving Loan” has the meaning specified in Section 10.19(b)(i)(C).

“Original Initial Term Loan” has the meaning specified in Section 10.19(b)(i)(A).

“Original Lender” has the meaning specified in the preliminary statements hereof.

“Original Loan Agreement” has the meaning specified in the preliminary statements hereof.

“Original Loan Documents” has the meaning specified in the preliminary statements hereof.

“Original Obligations” has the meaning specified in the preliminary statements hereof.

“Original Revolving Commitment” has the meaning specified in the preliminary statements hereof.

“Original Revolving Loans” has the meaning specified in the preliminary statements hereof.

“Original Security Documents” means the “Security Documents”, as such term is defined in the Original Loan Agreement.

“Original Term Loan” has the meaning specified in the preliminary statements hereof.

“Original Term Loan Amount” has the meaning specified in the preliminary statements hereof.

“Other Initial Lenders” means, collectively, Webster Bank, N.A. and TD Bank, N.A.

“Other Taxes” means all present or future stamp, court or documentary taxes or any other excise, property, intangible or mortgage recording taxes or charges or similar levies arising from any payment made hereunder or under any other Loan Document or the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into Law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Perfection Certificates” means, collectively, (a) the Perfection Certificate (General Grantors), dated as of the Amendment Effective Date, executed and delivered by Borrower and its Subsidiaries (the “Initial Perfection Certificate”) and (b) each other perfection certificate (which shall be substantially in form as the Initial Perfection Certificate) executed and delivered by the applicable Guarantor from time to time pursuant to Section 6.13.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition that satisfies each of the following conditions:

(i) if the Acquisition is of the Equity Interest of another Person, such Acquisition shall be of all of the Equity Interests of such Person;

(ii) if the Acquisition is of all of the Equity Interests in, or all or substantially all of the asset of, any Person, then, upon the consummation thereof, such Equity Interests or assets, as the case may be, shall be wholly-owned (a) directly by Borrower or (b) directly by one or more of Borrower’s Wholly Owned Subsidiaries (including as a result of a merger or consolidation);

(iii) the entire business or assets acquired or business of the entity whose Equity Interests is acquired shall be substantially similar to the type that Borrower and its Subsidiaries are permitted to be engaged in under Section 7.07 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Collateral Documents and shall be free and clear of any Liens, other than Permitted Liens;

(iv) (A) after giving effect to such transaction, Borrower shall be in compliance with the financial covenant set forth in Section 6.12(a) and (B) after giving effect to such transaction Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Sections 6.12(b), 6.12(c) and 6.12(d) as of the most recently completed Test Period (assuming, for purposes of such Sections 6.12(b), 6.12(c) and 6.12(d), that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth therein ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);

(v) at the time of such Acquisition, no Default or Event of Default exists and no Default or Event of Default would occur after giving effect to such Acquisition;

(vi) (A) the Acquisition Cost with respect to such Acquisition shall not exceed the Acquisition Cost Individual Threshold Amount and (B) the aggregate amount of the Acquisition Costs with respect to all Acquisitions consummated in the applicable period set forth in the definition of Acquisition Cost Aggregate Threshold Amount shall not exceed the Acquisition Cost Aggregate Threshold Amount for such period;

(vii) neither Borrower nor any Subsidiary nor the acquiree in such Acquisition nor any Subsidiaries of such acquiree has incurred any Indebtedness to finance, or otherwise in connection with, such Acquisition, whether in the form of seller notes, third party Indebtedness or otherwise to the extent same would cause the provisions of clause (vi) above in this definition to be breached;

(viii) Borrower shall have delivered to Administrative Agent, not less than ten (10) Business Days prior to the consummation of such Acquisition the following:

(A) a certificate of a Financial Officer of Borrower, duly executed by such officer, certifying (1) that such transaction complies with this definition and (2) such transaction could not reasonably be expected to result in a Material Adverse Effect, and attaching thereto a Compliance Certificate evidencing compliance with the financial covenants set forth in Section 6.12 as required in clause (iv) above (and attaching reasonably detailed backup data and calculations showing such compliance);

(B) copies of the purchase or merger agreement or any other material documents executed in connection with such Acquisition;

(ix) if the Acquisition is an Acquisition of the Equity Interest of a Person (or any newly-created or acquired Subsidiary) Borrower or such Subsidiary shall have executed and delivered such documents required pursuant to, and complied with the requirements set forth in, Section 6.13; and

(x) such Acquisition shall have the approval of the target company’s board of directors (or other equivalent governing body);

(xi) such Acquisition shall have been consummated in all material respects in accordance with the terms of the definitive acquisition or purchase agreement and related documents, without the waiver or amendment of any term or condition therein not consented to by Administrative Agent other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders, and shall have been consummated in compliance with all applicable laws and all necessary approvals, except where the failure to so comply could not reasonably be expected to have a material adverse effect on the acquiree or on Borrower or any Subsidiary or on the interests of the Lenders;

(xii) all transactions in connection with such Acquisition shall be consummated in accordance with all applicable Laws; and Borrower, such Acquisition and the parties to such Acquisition in each case shall have complied with any applicable state takeover law and any applicable charter provisions;

(xiii) all governmental and third-party consents and approvals necessary in connection with each aspect of the Acquisition shall have been obtained (without the imposition of any unreasonable conditions) and shall remain in effect, except where the failure to obtain same could not reasonably be expected to have a material adverse effect on the acquiree or on Borrower; all applicable waiting periods shall have expired or been terminated or waived without any material adverse action being taken by any authority having jurisdiction, and no law or regulation shall be applicable that restrains, prevents or imposes material adverse conditions upon any aspect of the Acquisition;

(xiv) Administrative Agent shall have received satisfactory Uniform Commercial Code and other searches (including bankruptcy, litigation, judgments and taxes) with respect to the acquiree and/or applicable Practice Group; and

(xv) Administrative Agent shall have received such other information, certificates, agreements and documents as it shall have reasonably requested in connection with such Acquisition.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreements” means, collectively, (a) the Borrower Pledge Agreement, (b) the VCA Pledge Agreement and (e) each other pledge executed and delivered by a Subsidiary pursuant to Section 6.13, as each of the foregoing may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Practice Group” means one or more physicians or a professional corporation or professional association owned by one or more physicians, or a hospital, or a medical center.

“Pricing Level” means Pricing Level I, Pricing Level II, Pricing Level III or Pricing Level IV as set forth in the definition of Applicable Rate.

“Pro Forma Basis” means on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to Administrative Agent.

“Projections” has the meaning specified in Section 4.01(f).

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Money Obligations” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capitalized Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property or the cost of installation, construction, repair, replacement or improvement of any property.

“Purchased Account” means any Account of any Loan Party that was purchased by such Loan Party from a Practice Group pursuant to the applicable Management Agreement between such Loan Party and such Practice.

“Register” has the meaning specified in Section 10.06(c).

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any structure or facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing of Revolving Loans or a conversion or continuation of Term Loans or Revolving Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a L/C Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding at least 66-2/3% of the sum of (i) the Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) plus (ii) the aggregate unused Revolving Commitments; provided, the unused Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.  Notwithstanding the foregoing to the contrary, at any time that there are no more than two Lenders, then “Required Lenders” shall mean all the Lenders. Notwithstanding the foregoing in this definition of “Required Lenders” to the contrary, at any time that there are no more than three Lenders, then “Required Lenders” shall mean all the Lenders; provided, however, that any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders holding at least 66-⅔% of the sum of (a) the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) plus (b) the aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders. Notwithstanding the foregoing in this definition of “Required Revolving Lenders” to the contrary, at any time that there are no more than three Revolving Lenders, then “Required Revolving Lenders” shall mean all the Revolving Lenders; provided, however, that any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding at least 66-2/3 of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders. Notwithstanding the foregoing in this definition of “Required Term Lenders” to the contrary, at any time that there are no more than three Term Lenders, then “Required Term Lenders” shall mean all the Term Lenders; provided, however, that any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Requirements of Law” means as to any Person, the Organization Documents of such Person, and any Law, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

 “Responsible Officer” means, with respect to any Person, the chief executive officer, president or Financial Officer of such Person and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the stockholders, partners or members (or the equivalent Persons thereof) of Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests

“Revolving Availability Period” means, in respect of the Revolving Facility, the period from and including the Amendment Effective Date to but not including the earliest of (a) the Maturity Date for the Revolving Facility, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(b).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Revolving Commitments of all Revolving Lenders shall be $35.0 million on the Amendment Effective Date.

“Revolving Commitment Fee” has the meaning specified in Section 2.09(a).

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment or that holds a Revolving Loan at such time.

“Revolving Lender Exposure” means, with respect to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate Outstanding Amount of the Revolving Loans held by such Revolving Lender, plus (b) an amount equal to such Revolving Lender’s Applicable Revolving Percentage of the Outstanding Amount of all L/C Obligations, plus (c) an amount equal to such Revolving Lender’s Applicable Revolving Percentage of the Outstanding Amount of all Swing Line Loans.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Revolving Note” “means a promissory note of Borrower payable to any Revolving Lender or its registered assigns, in substantially the form of Exhibit C, evidencing the Revolving Loans made or otherwise held by such Revolving Lender.

“RPI” means Reproductive Partners, Inc., a Delaware corporation.

“RPI Guaranty Agreement” has the meaning specified in Schedule 4.01(a)(iv).

“RPI Security Agreement” has the meaning specified in Schedule 4.01(a)(iv).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(d) that is entered into by and between Borrower and any Hedge Bank.

“Secured Hedge Obligations” means all obligations of Borrower arising under Secured Hedge Agreements.

“Secured Obligations” has the meaning specified in the definition of Obligations.

“Secured Parties” means, collectively, (a) Administrative Agent, (b) the Lenders, (c) the L/C Issuer, (d) the Hedge Banks, (e) the Cash Management Banks, and (f) each co-agent or sub-agent appointed by Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreements” shall mean, collectively, (a) the Borrower Security Agreement, (b) the FPI Security Agreement, (c), the MPI Security Agreement, (c) the RPI Security Agreement, (d) the VCA Security Agreement, (e) each other security agreement executed and delivered by a Subsidiary pursuant to Section 6.13, (f) each Limited Grantor Security Agreement executed and delivered by a Practice Group pursuant to Section 4.01(a)(v) and (g) each other Limited Grantor Security Agreement hereafter executed and delivered by a Practice Group in favor of Administrative Agent pursuant to Section 6.18(a) or otherwise, as each of the foregoing may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Shareholder Distributions” means all payments, dividends or distributions made by Borrower or any Subsidiary to any holder (other than to Borrower or any Guarantor) of the Equity Interests of Borrower or such Subsidiary.

“Social Security Act” means the Social Security Act of 1965.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Accounts” means, collectively, without duplication, (a) all Accounts of each Loan Party, (b) all Accounts of each Consolidated Practice Group and (c) all Purchased Accounts.

“Specified Limited Grantor” has the meaning specified in clause (ff) of the definition of “Eligible Accounts Receivable”.

“Specified Practice Group” means, at any time, (a) with respect to any Account of a Consolidated Practice Group, such Consolidated Practice Group or (b) with respect to any Purchased Account, the Practice Group that sold such Purchased Account to the applicable Loan Party under the applicable Management Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, partnership, joint venture, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interest entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors (or other equivalent governing body) thereof are, as of such date, owned, controlled or held, directly or indirectly, by the parent and/or one or more Subsidiaries of the parent, (b) any partnership (i) the sole general partner or the managing general partner of which is the parent and/or one or more Subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more Subsidiaries of the parent, or (c) any corporation, partnership, limited liability company, association, joint venture or other business entity of which securities or other ownership interests representing more than 50% of the Equity Interest are, as of such date, owned, controlled or held, directly or indirectly, by the parent and/or one or more Subsidiaries of the parent.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Supplemental Administrative Agent” has the meaning specified in Section 9.14 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Lind Lender pursuant to Section 2.04 The Swing Line is part of, and not in addition to, the Revolving Facility.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” “means a promissory note of Borrower payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit E, evidencing the Swing Line Loans made by such Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $2.5 million and (b) the Aggregate Revolving Commitments then in effect.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means, at any time, the aggregate Outstanding Amount of all Term Loans at such time.

 “Term Lender” means, at any time, any Lender that has a Term Loan at such time.

“Term Loans” has the meaning specified in Section 2.01(a).

“Term Note” means a promissory note of Borrower payable to any Term Lender, in substantially the form of Exhibit D, evidencing the Term Loans made or otherwise held by such Term Lender.

“Test Period” means, at any date of determination, the four most recently completed four consecutive fiscal quarters of Borrower (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or 6.0(b).

“Threshold Amount” means $250,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means, at any time, the sum of (a) the aggregate Outstanding Amount of all Revolving Loans, plus (b) the aggregate Outstanding Amount of all Swing Line Loans, plus (c) the aggregate Outstanding Amount of all L/C Obligations.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of this Agreement and the other Loan Documents to which they are or are intended to be a party, and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unencumbered Liquid Assets” means, at any time, Cash Equivalents (excluding assets of any retirement plan) owned by Borrower and its Subsidiaries on a consolidated basis and which (a) are not the subject of any Lien with any creditor (other than the Lien in favor of Administrative Agent for the benefit of the Secured Parties created pursuant to the Collateral Documents) and (b) may be converted to cash within seven (7) days.  Unencumbered Liquid Assets shall be further calculated in accordance with Section 6.12(e).

“Unfunded Capital Expenditures” means, for any period, all Capital Expenditures made in cash during such period to the extent such Capital Expenditures were not financed from the proceeds of any Indebtedness.

 “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“VCA” means Vein Clinics of America, Inc., a Delaware corporation.

“VCA Guaranty Agreement” has the meaning specified in Schedule 4.01(a)(iv).

“VCA Pledge Agreement” has the meaning specified in Schedule 4.01(a)(iv).

“VCA Security Agreement” has the meaning specified in Schedule 4.01(a)(iv).

“VCA Trademark Agreement” has the meaning specified in Schedule 4.01(a)(iv).

“Wholly Owned Subsidiary” means, at to any Person, any other Person all of the Equity Interest of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.02. Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of Borrower and its Subsidiaries or to the determination of any amount for Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04. Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06. Letter of Credit Amounts.  Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. The Loans.

(a) Term Loans.  As provided in Section 10.19(b), after giving immediate effect to this Agreement, as of the Amendment Effective Date, the Original Initial Term Loans in the aggregate principal amount equal to the Original Term Loan Amount shall be deemed term loans (“Term Loans”) outstanding under this Agreement, with each Term Lender holding, as of the Amendment Effective Date after giving immediate effect to this Agreement, a Term Loan in the principal amount set forth opposite its name on Schedule 10.19(b)(i)(A).  Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.   Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Revolving Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving credit loans (each such loan, a “Revolving Loan”) to Borrower from time to time, on any Business Day during the Revolving Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (A) such Revolving Lender’s Revolving Commitment then in effect and (B) an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage multiplied by the Borrowing Base then in effect; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the lesser of (A) the Aggregate Revolving Commitments then in effect and (B) the Borrowing Base then in effect, and (ii) the Revolving Lender Exposure of any Revolving Lender shall not exceed the lesser of (A) such Revolving Lender’s Revolving Commitment then in effect and (B) an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage multiplied by the Borrowing Base then in effect.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone.  Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Revolving Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans (or, in the case of the initial Credit Extension, such shorter period of time as Administrative Agent may agree), and (ii) on the requested date of any Revolving Borrowing of Base Rate Loans.  Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  Each Revolving Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Revolving Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Revolving Borrowing, a conversion of Term Loans or Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Revolving Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans or Revolving Loans to be borrowed, converted or continued, (iv) the Type of Term Loans or Revolving Loans to be borrowed or to which existing Term Loans or Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If Borrower fails to specify a Type of Term Loan or Revolving Loan in a Committed Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If Borrower requests a Revolving Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary contained herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case a Revolving Borrowing, each Appropriate Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Revolving Borrowing is the initial Credit Extension, Section 4.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to a Revolving Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing first, shall be applied, to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless Borrower pays the amount due, if any, under Section 3.05 in connection therewith.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) Administrative Agent shall promptly notify Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Borrower and the Appropriate Lenders of any change in Administrative Agent’s prime rate used in determining the Base Rate promptly following the determination of such change.

(e) After giving effect to all Term Loans, all Revolving Borrowings, all conversions of Term Loans or Revolving Loans from one Type to the other, and all continuations of Term Loans or Revolving Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect.

2.03. Letters of Credit.

(a)   The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Amendment Effective Date until the L/C Expiration Date, to issue Letters of Credit for the account of Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the lesser of (A) the Aggregate Revolving

Commitments then in effect and (B) the Borrowing Base then in effect, (y) the Revolving Lender Exposure of any Revolving Lender shall not exceed the lesser of (A) such Revolving Lender’s Revolving Commitment then in effect and (B) an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage multiplied by the Borrowing Base then in effect, or (z) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit then in effect.   Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving,  and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Amendment Effective Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iv), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Amendment Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Amendment Effective Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate any Laws or one or more policies of the L/C Issuer;

(C) except as otherwise agreed by Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) a default of any Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with Borrower or such Revolving Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Lender or the participation in Letters of Credit by such Revolving Lender, including by cash collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the L/C Issuer to support, such Defaulting Lender’s Applicable Revolving Percentage of any Unreimbursed Amount; or

(F) unless specifically provided for in this Agreement, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of Borrower.  Such L/C Application must be received by the L/C Issuer and Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, Borrower shall furnish to the L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Administrative Agent may require.

(ii) Promptly after receipt of any L/C Application at the address set forth in Section 10.02 for receiving L/C Applications and related correspondence, the L/C Issuer will confirm with Agent (by telephone or in writing) that Administrative Agent has received a copy of such L/C Application from Borrower and, if not, the L/C Issuer will provide Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Lender, Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(iv) If Borrower so requests in any applicable L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto- Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from Administrative Agent, any Revolving Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing.  If Borrower fails to so reimburse the L/C Issuer by such time, Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Revolving Percentage thereof.  In such event, Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate

Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender  shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to Borrower in such amount.  Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Revolving Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Revolving Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same funds as those received by Administrative Agent.

(ii) If any payment received by Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to Administrative Agent for the account of the L/C Issuer its Applicable Revolving Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute.  The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer.  Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer.  Each Revolving Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.  Upon the request of Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize 105% of the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance satisfactory to Administrative Agent and the L/C Issuer (which documents are hereby consented to by Revolving Lenders).  Derivatives of such term have corresponding meanings.  Borrower hereby grants to Administrative Agent, for the benefit of the L/C Issuer and Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  If at any time Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, Borrower will, forthwith upon demand by Administrative Agent, pay to Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(h) Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

(i) L/C Fees.  Borrower shall pay to Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage a L/C fee (the “L/C Fee”) for Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  L/C Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all L/C Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate equal to 0.25% per annum, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December, in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment, renewal or extension and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such individual customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)  Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04. Swing Line Loans.

(a)   The Swing Line Facility.  Subject to the terms and conditions set forth herein, Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, to consider in its sole and absolute discretion making loans (each such loan, a “Swing Line Loan”) to Borrower from time to time on any Business Day during the Revolving Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the lesser of (A) the Aggregate Revolving Commitments then in effect and (B) the Borrowing Base then in effect, and (ii) the Revolving Lender Exposure of any Revolving Lender shall not exceed the lesser of (A) such Revolving Lender’s Revolving Commitment then in effect and (B) an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage multiplied by the Borrowing Base then in effect.  Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Revolving Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures.  Each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to Swing Line Lender and Administrative Agent, which may be given by telephone. Each such notice must be received by Swing Line Lender and Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to Swing Line Lender and Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  Promptly after receipt by Swing Line Lender of any telephonic Swing Line Loan Notice, Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such Swing Line Loan Notice and, if not, Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of Swing Line Lender in immediately available funds.  Lenders agree that Swing Line Lender may agree to modify the borrowing procedures used in connection with the Swing Line in its discretion and without affecting any of the obligations of Lenders hereunder other than notifying Administrative Agent of a Swing Line Loan Notice.  Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and Borrower to eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender or the participation in such Swing Line Loans by such Defaulting Lender, including by cash collateralizing, or obtaining  backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s Applicable Revolving Percentage of the outstanding Swing Line Loans.

(c) Refinancing of Swing Line Loans.

(i) Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of Borrower (which hereby irrevocably authorizes Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Revolving Loan in an amount equal to such Revolving Lender’s Applicable Revolving Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02.  Swing Line Lender shall furnish Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to Administrative Agent.  Each Revolving Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Committed Loan Notice available to Administrative Agent in immediately available funds for the account of Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to Borrower in such amount.  Administrative Agent shall remit the funds so received to Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to Administrative Agent for the account of Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to Administrative Agent for the account of Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of Swing Line Lender submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if Swing Line Lender receives any payment on account of such Swing Line Loan, Swing Line Lender will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same funds as those received by Swing Line Lender.

(ii) If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Revolving Lender shall pay to Swing Line Lender its Applicable Revolving Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  Administrative Agent will make such demand upon the request of Swing Line Lender.  The obligations of Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender.  Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Revolving Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of Swing Line Lender.

(f) Payments Directly to Swing Line Lender.  Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to Swing Line Lender.

2.05. Prepayments.

(a) Optional.

(i) Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Term Loans or Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Appropriate Lender’s ratable portion of such prepayment (based on such Appropriate Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Each prepayment of the Loans pursuant to this Section 2.05(a)(i) shall be applied among the Facilities in such amounts as Borrower may direct in its sole discretion; provided, however, each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(i) shall be applied to the principal repayment installments thereof in inverse order of maturity. Each prepayment made by Borrower in respect of a particular Facility shall be paid to Administrative Agent for the account of (and to be promptly disbursed to) the Appropriate Lenders in accordance with their respective Applicable Percentage in respect of each of the relevant Facilities.

(ii) Borrower may, upon notice to Swing Line Lender (with a copy to Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by Swing Line Lender and Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) If for any reason the Total Revolving Outstandings at any time exceeds the lesser of (A) the Aggregate Revolving Commitments then in effect and (B the Borrowing Base then in effect, Borrower shall immediately prepay Revolving Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless, after the prepayment in full of the Revolving Loans, Swing Line Loans and L/C Borrowings, the Total Revolving Outstandings exceed the lesser of (A) the Aggregate Revolving Commitments then in effect and (B) the Borrowing Base then in effect.

(ii) Prepayments of the Revolving Facility made pursuant to Section 2.05(b)(i), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Lenders, as applicable.

(c) Funding Losses, Etc.  Each prepayment made pursuant to Section 2.05(a) or 2.05(b) shall be made together with payment of accrued interest on the amount prepaid to and including the date of prepayment and, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

2.06. Termination or Reduction of Commitments.

(a) Optional.  Borrower may, upon notice to Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the lesser of (A) the Aggregate Revolving Commitments then in effect and (B) the Borrowing Base then in effect. Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Revolving Percentage.  All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(b) Mandatory.

(i) The Revolving Commitment of each Revolving Lender shall be automatically and permanently reduced to $0 on the Maturity Date of the Revolving Facility.

(ii) If, after giving effect to any reduction of the Aggregate Revolving Commitments under this Section 2.06, the L/C Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments at such time, such L/C Sublimit or the Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. Administrative Agent will promptly notify the Revolving Lenders of any termination or reduction the L/C Sublimit, the Swing Line Sublimit or the Revolving Commitments under this Section 2.06.  Upon any reduction the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Revolving Lender’s Applicable Revolving Percentage of such reduction amount.  All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid to the Appropriate Lenders on the effective date of such termination.

2.07. Repayment of Loans.

(a) Term Loans.  Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
August 8, 2010	$892,857.14
October 1, 2010	$892,857.14
January 1, 2011	$892,857.14
April 1, 2011	$892,857.14
July 1, 2011	$892,857.14
October 1, 2011	$892,857.14
January 1, 2012	$892,857.14
April 1, 2012	$892,857.14
July 1, 2012	$892,857.14
October 1, 2012	$892,857.14
January 1, 2013	$892,857.14
April 1, 2013	$892,857.14
Maturity Date	$5,357,142.92

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b) Revolving Loans.  Borrower shall repay to Administrative Agent for the ratable account of the applicable Revolving Lenders on the Maturity Date for the Revolving Facility the aggregate principal amount of all of the Revolving Loans outstanding on such date.

(c) Swing Line Loans.  Borrower shall repay to Swing Line Lender each Swing Line Loan on the earlier to occur of (i) the date that is seven Business Days after such Swing Line Loan is made and (ii) the Maturity Date for the Revolving Facility.

2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans.

(b) (i)           If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) While any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees.  In addition to certain fees described in Sections 2.03(i) and 2.03(j):

(a) Commitment Fee.  Borrower shall pay to Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a commitment fee (each, a “Revolving Commitment Fee” and, collectively, the “Revolving Commitment Fees”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of all Revolving Loans plus (ii) the Outstanding Amount of all L/C Obligations; provided that any Revolving Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Revolving Commitment Fee shall otherwise have been due and payable by Borrower prior to such time; and provided further that no Revolving Commitment Fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  The Revolving Commitment Fee shall accrue at all times during the Revolving Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Amendment Effective Date, and on the last day of the Revolving Availability Period.  The Revolving Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  For purposes of computing the Revolving Commitment Fee, Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments.

(b) Administrative Agent’s Fees.  Borrower shall pay to Administrative Agent for Administrative Agent’s own account, fees in the amounts and at the times specified in the Administrative Agent Fee Letter. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(c) Late Fees.  If the entire amount of any required principal and/or interest is not paid in full within ten (10) days after the same is due, Borrower shall pay to Administrative Agent for the account of the Appropriate Lenders a late fee equal to five percent (5%) of the required payment.

2.10. Computation of Interest and Fees; and  Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason,  Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio used in the definition “Applicable Rate” as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.  Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder.

2.11. Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business.  The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.12. Payments Generally; Withdrawals; Administrative Agent’s Clawback.

(a)  (i)  General.  All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein.  Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by Administrative Agent Administrative Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii) Borrower Payment Account Withdrawals.  On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrower agrees to maintain on deposit in an ordinary checking account maintained by Borrower with Administrative Agent Administrative Agent (as such account shall be designated by Borrower in a written notice to Administrative Agent from time to time, the “Borrower Payment Account”) an amount sufficient to pay such principal, interest or  fees in full on such date.  Borrower hereby authorizes Administrative Agent (A) to deduct automatically all principal, interest, fees or other amounts when due hereunder or under any other Loan Document from the Borrower Payment Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct  any such amount from any or all of the accounts of Borrower maintained at Administrative Agent.  Administrative Agent agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 2.12(a)(ii) showing in reasonable detail the amounts of such deduction.  Lenders agree to reimburse Borrower based on their Applicable Percentage for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents.

(b) (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to

Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans.  If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent.  Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Appropriate Lender or Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.  The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments under Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or  to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds.  Whenever any payment received by Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to Administrative Agent and Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by Administrative Agent and applied by Administrative Agent and Lenders in the order of priority set forth in Section 8.03.  If Administrative Agent receives funds for application to the Obligations of the Loan Parties and the other Credit Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

2.13. Sharing of Payments.  If, any Lender shall obtain on account of the Loans made (or otherwise held) by it (including any principal of or interest on any of such Loans), or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made (or otherwise held) by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that:

(i) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (A) the amount of such paying Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to Borrower, any Subsidiary thereof or any Affiliate thereof (as to which the provisions of this Section shall apply).

Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.08) and counterclaim with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14. Reserves.  Administrative Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that any Loan Party or any of its Subsidiaries is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay under any Section of this Agreement or any other Loan Document and (ii) amounts owing by Borrower or any of its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the sole discretion of Administrative Agent likely would have a priority superior to the Liens created in favor of Administrative Agent under the Collateral Documents (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by Borrower to or on account of any obligation of Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.   If, however, applicable Laws require Borrower or Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by Borrower or Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to Section 3.01(e).

(ii) If Borrower or Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) Administrative Agent shall withhold or make such deductions as are determined by Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by Borrower.  Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of Section 3.01(a) or 3.01(b), Borrower shall, and does hereby, indemnify Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by Borrower or Administrative Agent or paid by Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Borrower shall also, and does hereby, indemnify Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to Borrower by a Lender or the L/C Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of Section 3.01(a) or 3.01(b), each Lender and the L/C Issuer shall, and does hereby, indemnify Borrower and Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for Borrower or Administrative Agent) incurred by or asserted against Borrower or Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to Borrower or Administrative Agent pursuant to Section 3.01(e).  Each Lender and the L/C Issuer hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments.  Upon request by Borrower or Administrative Agent, as the case may be, after any payment of Taxes by Borrower or by Administrative Agent to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Administrative Agent or Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Administrative Agent, as the case may be.

(e) Status of Lenders.

(i) Each Lender shall deliver to Borrower and to Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower and Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) duly completed and executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) duly completed and executed originals of Internal Revenue Service Form W-8ECI,

(III) duly completed and executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed and executed originals of  Internal Revenue Service Form W-8BEN, or

(V) duly completed and executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify Borrower and Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that Borrower or Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or the L/C Issuer in the event Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02. Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion.

3.03. Inability to Determine Rates.  If Administrative Agent or Required Lenders determine in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower and each Lender.  Thereafter, the obligation of Lenders to make or maintain Eurodollar Rate Loans shall be suspended until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein.

3.04. Increased Costs.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 3.04(a) or 3.04(b) and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05. Compensation for Losses.  Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c) any assignment if a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.07;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06. Mitigation Obligations.  If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender, the L/C Issuer, pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be,  to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

3.07. Replacement of Lenders Under Certain Circumstances.

(a) If at any time (x) Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01(a), 3.01(c) or 3.02 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.04, (y) any Lender becomes a Defaulting Lender or (z) any Lender becomes a Non-Consenting Lender, then Borrower may, at its sole expense, on ten (10) Business Days’ prior written notice to Administrative Agent and such Lender, replace such Lender (in its capacity as a Lender under the applicable Facility, if the underlying matter in respect of which such Lender has become a Non-Consenting Lender relates to a certain Class of Loans or Revolving Commitments) by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.06(b) (with the assignment fee to be paid by Borrower in such instance) all of its rights and obligations under this Agreement (in the case a non-prorata assignment among Facilities is permitted, in respect of the applicable Class of Loans or Revolving Commitments if the underlying matter in respect of which such Lender has become a Non-Consenting Lender relates to a certain Class of Loans or Revolving Commitments) to one or more Eligible Assignees; provided that (i) in the case of any Eligible Assignees in respect of Non-Consenting Lenders, the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree and (ii) neither Administrative Agent nor any Lender shall have any obligation to Borrower to find a replacement Lender or other such Person.

(b) Any Lender being replaced pursuant to Section 3.07(a) shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Revolving Commitments and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to Borrower or Administrative Agent.  Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Revolving Commitments and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations and Swing Line Loans, (ii) all obligations of Borrowers owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Revolving Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, (i) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as Administrative Agent may not be replaced in such capacity hereunder except in accordance with the terms of Section 9.06.

(d) In the event that (i) Borrower or Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of Loans or Revolving Commitments and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

3.08. Survival.  All of Borrowers’ obligations under this Article III shall survive any assignment of rights by, or the replacement of, a Lender (including any L/C Issuer) and the termination of the Aggregate Revolving Commitments and repayment of all Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions To Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Documents.  Administrative Agent’s receipt of the following, each of which shall be originals or facsimile (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Amendment Effective Date (unless otherwise specified), and each in form and substance satisfactory to Administrative Agent and each of the Lenders:

(i) this Agreement, duly executed and delivered by the parties hereto;

(ii) any Notes requested by the Lenders pursuant to Section 2.11(a), each duly executed by Borrower;

(iii) the Initial Perfection Certificate, duly executed by the parties thereto;

(iv) each of the agreements identified on Schedule 4.01(a)(iv); and

(v) a Limited Grantor Security Agreement, in the form of Exhibit K, for each Practice Group listed on Schedule 4.01(a)(v), duly executed by such Practice Group and acknowledged and consented to by the applicable Loan Party and, if applicable, the Original Lender.

(b) Certificates and Resolutions.  Administrative Agent and the Lenders shall have received the following:

(i) with respect to each Loan Party, a certificate of the secretary or assistant secretary of each Loan Party, dated the Amendment Effective Date, certifying as to the following: (A) that attached thereto is a true and complete copy of each Organization Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, incorporation or formation, as the case may be; (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or other equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii) with respect to each Loan Party, a certificate as to the good standing of such Loan Party as of a recent date, from the Secretary of State (or other applicable Governmental Authority) of the state of its organization, incorporation or formation, as the case may be;

(iii) with respect to each Practice Group that has executed and delivered a Limited Grantor Security Agreement as required pursuant to Section 4.01(a)(v), the following:

(A) a certificate of an authorized officer of such Practice Group, dated the Amendment Effective Date, certifying as to the following: (1) that attached thereto is a true and complete copy of each Organization Document of such Practice Group certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, incorporation or formation, as the case may be; (2) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or other equivalent governing body) of such Practice Group authorizing the execution, delivery and performance of the Limited Grantor Security Agreement to which such Person is a party; and (3) as to the incumbency and specimen signature of each officer executing such Limited Grantor Security Agreement or any other document delivered in connection herewith on behalf of such Practice Group (together with a certificate of another officer as to the incumbency and specimen signature of the authorized officer executing the certificate in this clause (A)); and

(B) a certificate as to the good standing of such Practice Group as of a recent date, from the Secretary of State (or other applicable Governmental Authority) of the state of its organization, incorporation or formation, as the case may be.

(c) Opinion.  Administrative Agent and the Lenders shall have received the following opinions, each of which shall be reasonably satisfactory to Administrative Agent and the Lenders in form and substance and dated the date of the initial Credit Extension hereunder:

(i) an opinion of Dorsey & Whitney LLP, counsel to the Loan Parties, in the form of Exhibit I; and

(ii) an opinion of Claude E. White, General Counsel to the Loan Parties, in the form of Exhibit J.

Borrower hereby instructs its counsel to deliver each of the foregoing opinions referred to in this subsection (c).

(d) Borrowing Base Certificate.  Administrative Agent and the Lenders shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of April 30, 2010, which certificate shall be in form and substance satisfactory to Administrative Agent and each of the Lenders.

(e) Closing Certificate.  Administrative Agent and the Lenders shall have received a certificate, dated the Amendment Effective Date and signed by a Responsible Officer of Borrower, certifying as to the following:

(i) to the effect set forth in Sections 4.02(a) and 4.02(b);

(ii) that the conditions set forth in Sections 4.02(a) and 4.02(b) have been satisfied; and

(iii) that attached to such certificate are true and complete copies of all Existing Management Agreements, together with all amendments, modifications and waivers and consents thereto, and each of the Existing Management Agreements is in full force and effect as of the Amendment Effective Date.

(f) Financial Statements and Projections.  Administrative Agent and the Lenders shall have received (A) the Audited Financial Statements and (B) forecasts prepared by management of Borrower, in form reasonably satisfactory to Administrative Agent and the Lenders, of consolidated balance sheets, income statements or operations and cash flows of Borrower and its Subsidiaries for each of fiscal years 2010, 2011, 2012 and 2013 (the forecasts referred to in this clause (B) are collectively referred to as, the “Projections”), together with a certificate, dated the Amendment Effective Date and signed by a Financial Officer of Borrower, certifying (1) the Audited Financial Statements and the Projections are true and complete copies and (2) the Projections were prepared in good faith on the basis of assumptions stated therein, which assumptions are fair in light of the then existing conditions.

(g) Financial Ratios.

(i) The Consolidated EBITDA as of the end of the fiscal quarter ending March 31, 2010 (determined for the then most recently completed Test Period in respect of such date) is not less than $15.50 million.

(ii) The Consolidated Leverage Ratio as of the end of the fiscal quarter ending March 31, 2010 (calculated on a Pro Forma Basis to give effect to the Transaction) is equal to or less than 2.50 to 1.00.

(iii) Administrative Agent and the Lenders shall have received a certificate, dated the Amendment Effective Date and signed by a Financial Officer of Borrower, certifying as to compliance with this subsection (g) and attaching to such certificate computations of Consolidated EBITDA and Consolidated Leverage Ratio, including supporting detail of such computation).

(h) No Material Adverse Change or Effect.  There has been no change, occurrence or development since December 31, 2009 that could reasonably be expected to have a Material Adverse Effect.

(i) Personal Property Requirements.  Administrative Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Collateral constituting Equity Interests accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) all other certificates, agreements, including control agreements, or instruments necessary to perfect Administrative Agent’s security interest in all Accounts, chattel paper, instruments, deposit accounts and investment property of each Loan Party (to the extent required by the applicable Collateral Documents);

(iii) UCC financing statements in appropriate form for filing under the UCC, filings with patent, trademark and copyright offices and such other documents under applicable law in each jurisdiction as may be necessary or appropriate or, in the opinion of Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Security Agreements; and

(iv) certified copies of UCC, patent, trademark and copyright offices, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any property of any Credit Party is located and the state and county jurisdictions in which any Credit Party is organized and such other searches that Administrative Agent deems necessary or appropriate, none of which encumbers the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens).

(j) Insurance.  Administrative Agent and the Lenders shall have received evidence satisfactory to it that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.  Administrative Agent and the Lenders shall be satisfied with the amount, types and terms and conditions of all insurance maintained by Borrower and its Subsidiaries, and Administrative Agent shall have received endorsements naming Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of Borrower and its Subsidiaries forming part of the Collateral.

(k) Consents.  All governmental and third-party consents and approvals necessary in connection with each aspect of the Transaction and the other transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to Administrative Agent or any of the Lenders) and shall remain in effect; all applicable waiting periods shall have expired or been terminated or waived without any adverse action being taken by any authority having jurisdiction; and no law or regulation shall be applicable in the judgment of the Lenders that restrains, prevents or imposes material adverse conditions on Borrower or any of its Subsidiaries or upon any aspect of the Transaction or any other transactions contemplated by the Loan Documents.  If requested by Administrative Agent or any Lender, Administrative Agent and the Lenders shall have received such consents and approvals referred to in the immediately preceding sentence.

(l) Litigation.  There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of any Loan Party, any of its Subsidiaries or any Limited Grantor to fully and timely perform their respective obligations under each of the Loan Documents to which it is a party, or the ability of the parties hereto to consummate the financings contemplated hereby or the other Transactions.

(m) Consummation of Transaction.  The Transaction and the consummation thereof shall be in compliance in all material respects with all applicable requirements of Laws, including Regulations T, U and X of the FRB, and all applicable regulatory approvals.  After giving effect to the Transaction, there shall be no conflict with, or default under, any material Contractual Obligation of Borrower and its Subsidiaries.

(n) Due Diligence.

(i) Administrative Agent and the Lenders shall be satisfied with (A) the corporate and legal structure and capitalization of Borrower and its Subsidiaries, including, without limitation, the Organization Documents of the Loan Parties and each agreement or instrument relating thereto, and (B) all Indebtedness of Borrower and its Subsidiaries, including without limitation all intercompany indebtedness, that are to remain outstanding following the Amendment Effective Date.

(ii) Administrative Agent and the Lenders shall have completed a due diligence investigation of Borrower and its Subsidiaries in scope, and with results, satisfactory to Administrative Agent and the Lenders.  All of the information made available to Administrative Agent and the Lenders prior to May 15, 2010 shall be complete and correct in all material respects; and no changes or developments shall have occurred, and no new or additional information shall have been received or discovered by Administrative Agent or any of the Lenders regarding Borrower and its Subsidiaries or the Transaction after such date that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(o) Solvency.  Administrative Agent and the Lenders shall have received a certificate in a form reasonably satisfactory to Administrative Agent from the chief financial officer of Borrower certifying that Borrower and its Subsidiaries, taken as a whole, are Solvent immediately after giving effect to the consummation of the Transaction.

(p) Fees and Expenses.

(i) All fees required to be paid to Administrative Agent on or before the Amendment Effective Date shall have been paid.

(ii) The Lenders and Administrative Agent shall have received all costs and expenses for which invoices have been presented (including the reasonable fees, expenses and disbursements of legal counsel and the fees and expenses for field exams and audits and appraisals), on or before the Amendment Effective Date.

(q) Examinations.

(i) Administrative Agent and the Lenders shall have conducted a field exam of Borrower and its Subsidiaries, and the findings of such field exam shall be satisfactory to Administrative Agent and the Lenders.

(ii) Administrative Agent and the Lenders shall have received, in form and substance reasonably satisfactory to each of them, all asset appraisals, field audit, third party MIS reports, reports and audits prepared by Borrower or any advisor engaged by Borrower with respect to Borrower and its Subsidiaries and such other reports, audits or certifications as Administrative Agent may reasonably request.

(r) Notice of Loan Continuation.  Borrower shall have a delivered to Administrative Agent a written notice, in form and substance satisfactory to the Administrative Agent, requesting that the Original Initial Term Loans and the Original Initial Revolving Loans outstanding under the Original Loan Agreement be continued under this Agreement as Term Loans and Revolving Loans, respectively, as contemplated by Section 10.19, and specifying the Type such Term Loans and Revolving Loans shall be and, if applicable, the Interest Period therefor (the “Initial Notice”).  For avoidance of doubt, such Initial Notice shall be deemed to be a Committed Loan Notice and a Request for Credit Extension for purposes hereof and shall only apply with to the initial credit extension hereunder.

(s) Payment of Accrued Interest and Fees under the Original Loan Agreement.  Borrower shall have paid to the Original Lender for the account of the Original Lender:

(i) all accrued and unpaid interest on the Original Revolving Loans and the Original Term Loan under the Original Loan Agreement to (but not including) the Amendment Effective Date at the rates applicable thereto pursuant to the Original Loan Agreement; and

(ii) any and all accrued and unpaid commitment fees and letter of credit fees under the Original Loan Agreement to (but not including) the Amendment Effective Date at the rates applicable thereto pursuant to the Original Loan Agreement.

(t) USA Patriot Act.  The Lenders shall have shall have received, sufficiently in advance of the Amendment Effective Date, all documentation and other information required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, including, without limitation, the information described in Section 10.18.

Without limiting the generality of the provisions of the last sentence of Section 9.03(d), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Amendment Effective Date specifying its objection thereto.

4.02. Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of Borrower and each other Loan Party contained in Article V or in any other Loan Document, or which are contained in any document or certificate furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) and 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and 6.01(b), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Administrative Agent and, if applicable, the L/C Issuer or Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and the Lenders that:

5.01. Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention; No Legal Bar.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action.

(b) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party and the consummation of the Transactions and the other transactions contemplated by the Loan Documents, in each case do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (iii) violate any Requirements of Law, or (iv) result in or require the creation or imposition of any Lien on any of its respective properties or revenues pursuant to or under (A) any Requirements of Law, (B) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (C) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, except for the Liens created in favor of Administrative Agent pursuant to the Collateral Documents.

(c) No Requirement of Law or Contractual Obligation applicable to any Loan Party or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect (as such term is so defined, but, for purposes of this Section 5.02(c), excluding clause (c) from the definition thereof).

5.03. Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or the consummation of the Transaction or any other transactions contemplated hereby or thereby, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), except for (i) filings and other actions necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of Administrative Agent for the benefit of the Secured Parties and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

5.04. Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability, regardless of whether enforcement is sought in an action at law or a proceeding in equity.

5.05. Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheets of Borrower and its Subsidiaries dated March 31, 2010 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (as such term is so defined, but, for purposes of this Section 5.02(c), excluding clause (c) from the definition thereof).

(d) The Projections were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Borrower’s best estimate of its future financial condition and  performance.

(e) Except as set forth on Schedule 5.05(e), to the knowledge of Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of Borrower and its Subsidiaries on a consolidated basis.

5.06. Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07. No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any of its Contractual Obligations in any respect that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing.

5.08. Ownership of Property; Liens.

(a) Each of Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The properties of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09. Environmental Compliance.

(a) There are no actions, suits, proceedings, demands or claims pending or, or, to the knowledge of Borrower, contemplated alleging potential liability or responsibility for violation of, or liability under, any Environmental Law in respect of or relating to any of the businesses, operations or properties of any Loan Party or any of its Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) None of the properties currently or, to the knowledge of Borrower, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list.

(c) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no and never have been any underground or above-ground storage tanks, surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been discharged, treated, stored or disposed on, at or under any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of Borrower, on, at or under any property formerly owned, leased or operated by any Loan Party or any of its Subsidiaries during or prior to the period of such ownership, lease or operation; (iii) there is no asbestos or asbestos-containing material on or at any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries; and (iv) there has been no Release of Hazardous Materials on, at, under or from any property currently or, to the knowledge of Borrower, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries.

(d) Any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries does not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require response or remedial action under, or (iii) could result in any Loan Party or any of its Subsidiaries incurring liability under Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(e) Neither any Loan Party nor any of their Subsidiaries is undertaking, and none of them have completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for any such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner (i) which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) in compliance in all material respects with all applicable Environmental Laws and Environmental Permits.

(g) Each property currently owned, lease or operated by any Loan Party or any of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws and Environmental Permits, and there are no environmental conditions of which Borrower has knowledge which could interfere in any material respects with the continued use of such property.

5.10. Insurance.  The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower or any other Loan Party, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Loan Party or the applicable Subsidiary thereof operates.

5.11. Taxes.  Each Loan Party and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or any Subsidiary thereof that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13. Subsidiaries; Equity Interests.

(a) As of the Amendment Effective Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned directly by the Person set forth on Part (a) of Schedule 5.13 and free and clear of all Liens, except for those Liens created in favor of Administrative Agent under the applicable Collateral Documents.  No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.  As of the Amendment Effective Date, Part (a) of Schedule 5.13 sets forth (i) the name and jurisdiction of each Loan Party and each of its Subsidiaries and (ii) the ownership interest of each Loan Party in each of its Subsidiaries, including the percentage of such ownership.  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the applicable Collateral Documents, free of any and all Liens, rights or claims of other Persons, except the Lien created by the applicable Collateral Documents in favor of Administrative Agent, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b) Organizational Chart.  (i) Schedule 7(a) to the Initial Perfection Certificate sets forth a true and correct organizational structure of each Subsidiary on the Amendment Effective Date; and (ii) Schedule 13(b) to the Initial Perfection Certificate shows a true and correct list of each Practice Group that is a party to an Existing Management Agreement to which Borrower or any of its Subsidiaries is a party.

5.14. Margin Regulations; Investment Company Act.

(a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No proceeds of any Term Loans, Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation T, U or X of the FRB.

(b) None of Borrower, any Person Controlling Borrower, or any Subsidiary of Borrower is, or is required to be registered as, an “investment company” under the Investment Company Act of 1940, as amended.

(c) To the knowledge of Borrower, no Limited Grantor is, or is required to be registered as, an “investment company” under the Investment Company Act of 1940, as amended.

5.15. Disclosure.  Borrower has disclosed to Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16. Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17. Solvency.  The Loan Parties, together with their Subsidiaries on a consolidated basis, are Solvent.

5.18. Intellectual Property; Licenses, Etc.  Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the (i) patents (including all reissues, reexaminations divisions, continuations, continuations-in-part and extensions thereof), patent applications and patent rights; (ii) trademarks, trademark registrations, trademark applications, service marks, trade names, logos, domain names, business names and brand names (in each case, whether or not registered) and all goodwill associated with any of the foregoing; (iii) copyrights, copyright registrations, copyright applications, designs and design registrations (in each case, whether or not registered); (iv) data, trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how and (v) licenses and other intellectual property rights, in each case that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent such failure to own or possess the right to use or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary thereof infringes upon any rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19. Rights in Collateral; Priority of Liens.

(a) Each Loan Party is the legal and beneficial owner of the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens except for the Liens created or expressly permitted under the Loan Documents.

(b) The Collateral Documents create in favor of Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on the Collateral, securing the payment of the Secured Obligations, subject to Liens permitted by Section 7.01.

(c) Upon (i) the proper filing of UCC financing statements and (ii) the taking of possession or control by Administrative Agent of any of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Administrative Agent to the extent possession or control by Administrative Agent is required by the applicable Collateral Document), the Liens created pursuant to the Collateral Documents in favor of Administrative Agent for the benefit of the Secured Parties shall constitute legal, valid and enforceable perfected first priority Liens on the Collateral, subject to Liens permitted by Section 7.01.

5.20. Perfection Certificate Information.  All of the information set forth in each Perfection Certificate is correct and accurate in all respects.

5.21. Accuracy of Borrowing Base.  At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, each Account included in the calculation of the Borrowing Base is an Eligible Accounts Receivable.

5.22. Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any of its Subsidiaries as of the Amendment Effective Date and neither any Loan Party nor any Subsidiary thereof has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.23. Existing Management Agreements.  Schedule 5.23 sets forth a true, accurate and complete list of all Management Agreements to which Borrower or any of its Subsidiaries is a party as of the Amendment Effective Date (as each may be amended, amended and restated, supplemented or otherwise modified from time to time hereafter, collectively, the “Existing Management Agreements”).  As of the Amendment Effective Date, each Existing Management Agreement is in full force and effect and neither the Loan Party party thereto nor, to the knowledge of Borrower, the Practice Group party thereto is in breach of or in default under such Existing Management Agreement.

5.24. Patriot Act.  Each Loan Party, each Affiliate of each Loan Party and each holder of an Equity Interest in any Loan Party or any such Affiliate, in each case is:  (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Blocked Person Annex”); (ii) in full compliance with the requirements of the Patriot Act and other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices, related to the subject matter of the Patriot Act, and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to the Lenders for each Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State of the United States or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation or possible violation of the Patriot Act; (v) not listed as a “specially designated terrorist”, a “specially designated national and blocked person” or a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any Person named in the Blocked Person Annex or any other list promulgated under the Patriot Act or any other Person who has been determined to be subject to the prohibitions contained in the Patriot Act.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01. Financial Statements.  Deliver to Administrative Agent a sufficient number of copies for delivery by Administrative Agent to each Lender, in form and detail satisfactory to Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2010, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Amper, Politziner & Mattia, LLP or any other independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of Borrower, beginning with the fiscal quarter ending June 30, 2010, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the Financial Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event within 30 days after the close of each month, a management prepared consolidated balance sheet of Borrower and its Subsidiaries as at the end of such month, and the related statements of income or operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such month and for the period of the fiscal year then ended, all in reasonable detail and certified by the Financial Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02. Certificates; Other Information.  Deliver to Administrative Agent a sufficient number of copies for delivery by Administrative Agent to each Lender, in form and detail satisfactory to Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by the chief executive officer or Financial Officer of Borrower;

(c) promptly after any request by Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors  (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority, or with any national securities exchange, and in any case not otherwise required to be delivered to Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of Borrower or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g) within 30 days after the last day of each month, deliver to Administrative Agent and the Lenders an accounts receivable agings report accompanied by a Borrowing Base Certificate indicating a computation of the Borrowing Base and executed by a Responsible Officer of Borrower, covering the period ending the last day of the immediately preceding month; and

(h) promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or such other data, books, records, statements, list of property and accounts, budgets, information, forecasts or reports as to Borrower, each Subsidiary and/or any of Borrower’s or Subsidiary’s properties, or compliance with the terms of the Loan Documents, in each case as Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Borrower shall notify Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) Administrative Agent will make available to Lenders and the L/C Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform that is designated “Public Side Information”; and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.

6.03. Notices.  Promptly notify Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of any material breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof;

(d) of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority;

(e) of the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(f) of the occurrence of any ERISA Event;

(g) of any material change in accounting policies or financial reporting practices any Loan Party or any Subsidiary thereof including any determination by Borrower referred to in Section 2.10(b);

(h) of any material breach or default under any Management Agreement to which the Practice Group party thereto is a Limited Grantor;

(i) in the event any Loan Party or any Subsidiary thereof receives any notice that such Loan Party or Subsidiary, or any Affiliate of such Loan Party or Subsidiary or any of them), or any officer or director or holder of any Equity Interests therein, becomes listed on the Blocked Person Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering; and

(j) of the occurrence of any event described in clause (ff) in the definition of Eligible Accounts Receivable.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, the details of such Default and the action which Borrower is taking or proposes to take with respect thereto.

6.04. Payment of Obligations.  Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction expressly permitted by Section 7.04 or 7.05.

(b) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07. Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to Administrative Agent of termination, lapse or cancellation of such insurance.  Cause each such policy of insurance to (i) name Administrative Agent on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of Secured Parties, as the loss payee thereunder.

6.08. Compliance with Laws.  Comply in all respects with all requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records.  (a) Maintain proper books of record and account (in which full, true and correct entries shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary) in a manner that permits the preparation of financial statements in accordance with GAAP; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.

6.10. Inspection Rights.  Permit representatives and independent contractors of Administrative Agent and each Lender to visit and inspect any of its properties or any Network Site, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to applicable laws and regulations relating to patient confidentiality), all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.11. Use of Proceeds.  Use the proceeds of any Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12. Financial Covenants.

(a) Minimum Liquidity:  Maintain at all times Unencumbered Liquid Assets in an aggregate amount of not less than $10.0 million.

(b) Maximum Consolidated Leverage Ratio.  Maintain the Consolidated Leverage Ratio as of the end of any fiscal quarter of Borrower (beginning with fiscal quarter ending June 30, 2010) not to exceed 2.50 to 1.00.

(c) Minimum Fixed Charge Coverage Ratio:  Maintain the Fixed Charge Coverage Ratio as of the end of any fiscal quarter of Borrower (beginning with fiscal quarter ending June 30, 2010) of at least 1.20 to 1.00.

(d) Minimum Consolidated EBITDA:  Maintain the Consolidated EBITDA as of the end of any fiscal quarter of Borrower set forth in the table below of at least the Dollar amount set forth opposite such fiscal quarter in the table below:

Fiscal Quarter Ending	Dollar Amount

June 30, 2010	$15,500,000.00
September 30, 2010	$15,500,000.00
December 31, 2010 and each fiscal quarter thereafter	$18,500,000.00

For purposes of this Section 6.12(d), Consolidated EBITDA shall be calculated for the then most recently completed Test Period in respect of the applicable date of determination.

(e) Calculation. Solely for purposes of determining or calculating Unencumbered Liquid Assets, the Consolidated Leverage Ratio, the Fixed Charge Coverage Ratio and the Consolidated EBITDA, a Practice Group that is not a Subsidiary of Borrower shall be included in such calculation or determination if and only to the extent that such Practice Group constitutes a Consolidated Practice Group.  Solely for purposes of calculating Consolidated Leverage Ratio, all net obligations of Borrower under any Swap Contracts permitted pursuant to Section 7.03(d) shall be excluded from such calculation.

6.13. Covenant to Guarantee Obligations and Give Security

.

(a) Upon the formation, creation or acquisition of any direct or indirect Subsidiary by any Loan Party after the Amendment Effective Date, then Borrower shall, at Borrower’s expense:

(i) notify Administrative Agent of such formation, creation or acquisition; and

(ii) within thirty (30) days after such formation, creation or acquisition:

(A) if such Subsidiary is a direct Subsidiary of the Borrower, execute and deliver to Administrative Agent a supplement to the Borrower Pledge Agreement covering the Equity Interests of such Subsidiary, which supplement shall be in form and substance reasonably satisfactory to Administrative Agent;

(B) deliver or cause to be delivered to Administrative Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party;

(C) cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary, to duly execute and deliver to Administrative Agent a guaranty agreement, pledge agreement, intellectual property security agreement, a supplemental agreement, a Perfection Certificate and/or any other Collateral Document as specified by, and in form and substance reasonably satisfactory to, Administrative Agent;

(D) take or cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code financing statements (or comparable documents or instruments under other applicable Law), the filings of notices or other instruments with patent, copyright and/or trademark offices, and the delivery of certificates evidencing stock and membership or other ownership interests) as may be necessary or advisable in the reasonably opinion of Administrative Agent to vest in Administrative Agent (or in any representative of Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the applicable Collateral Documents, enforceable against all third parties in accordance with their terms; and

(E) deliver to Administrative Agent (1) a signed copy of a customary, favorable opinion, addressed to Administrative Agent and the other Secured Parties, of counsel for Borrower acceptable to Administrative Agent as to the matters contained in clauses (A), (B), (C) and (D) above, and as to such other matters as Administrative Agent may reasonably request; (2) the Organization Documents of such Subsidiary; and (3) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Subsidiary is to be a party.

(b) Upon the acquisition of any property by any Loan Party, if such property shall not already be subject to a perfected first priority security interest in favor of Administrative Agent for the benefit of the Secured Parties, then Borrower shall, at Borrower’s expense, (i) notify Administrative Agent of such acquisition and (ii), if requested by Administrative Agent or the Required Lenders, cause such property to be subjected to a Lien securing such Loan Party’s Obligations and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by Administrative Agent to grant and perfect or record such Lien, including, as the case may be, the applicable actions referred to in Section 6.13(a)(ii).

6.14.  Security Interests; Information Regarding Collateral.

(a) Defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, and comply with the requirements of all state and federal laws in order to grant to Administrative Agent and Lenders valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property, deposit account or letter of credit, being effected by giving Administrative Agent control of such investment property or deposit account or letter of credit, rather than by the filing of a Uniform Commercial Code financing statement with respect to such investment property.

(b) Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office or any principal place of business, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given Administrative Agent not less than thirty (30) days’ prior written notice (in the form of a certificate of a Responsible Officer of Borrower), or such lesser notice period agreed to by Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to Administrative Agent to maintain the perfection and priority of the security interest of Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable.  Borrower agrees to promptly provide Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.  Borrower also agrees to promptly notify Administrative Agent of any change of the location (property address) of any office in which any Loan Party maintains books or records relating to Collateral owned by it or of any office or facility at which Collateral is located (including the establishment of any such new office or facility).

6.15. Further Assurances.  Promptly upon request by Administrative Agent, or any Lender through Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Administrative Agent, or any Lender through Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so, including, without limitation, (A) filing notices of liens, Uniform Commercial Code financing statements, fixture filings and amendments, renewals and continuations thereof, (B) cooperating with Administrative Agent’s representatives, (C) keeping stock records, (D) obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgages and (E) paying claims which might, if unpaid, become a Lien on the Collateral.  Administrative Agent is hereby authorized by Borrower to file any Uniform Commercial Code financing statements covering the Collateral whether or not Borrower’s signatures appear thereon.

6.16. Compliance with Environmental Laws.  Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

6.17. Compliance with Material Contractual Obligations

.   Perform and observe all the terms and provisions of each material Contractual Obligation to be performed or observed by it, maintain each such Contractual Obligation in full force and effect, enforce each such Contractual Obligation in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.18. Management Agreements.

(a) Notify Administrative Agent at the time Borrower or any Subsidiary enters into a Management Agreement with a Practice Group, and promptly thereafter (and in any event within thirty (30) days), (i) deliver or cause to be delivered to Administrative Agent a fully executed copy of such Management Agreement, together with a certificate of a Responsible Officer of Borrower certifying that such copy is true and complete copy thereof, (ii) use commercially reasonable efforts to deliver or cause to be delivered to Administrative Agent (A) a Limited Grantor Security Agreement, substantially in the form of Exhibit K (with any changes thereto as is reasonably satisfactory to Administrative Agent), duly executed and delivered by the applicable Practice Group and acknowledged and consented to by the applicable Loan Party and (B) such resolutions, incumbency certificate, other certificates and instruments as Administrative Agent shall reasonably request in respect of the foregoing in this clause (ii), all of the foregoing in this clauses (ii) to be in form and substance reasonably satisfactory to Administrative Agent.

(b) Promptly deliver to Administrative Agent copies of any amendments or modifications to any Management Agreement to which a Practice Group party thereto is a Limited Grantor.

6.19. Maintain Operating Accounts.  Maintain each of its respective primary operating accounts with Bank of America, unless Borrower shall have provided evidence reasonably satisfactory to Administrative Agent that for geographical purposes or in order to comply with applicable requirements of all applicable Laws, such operating account is required to be maintained elsewhere.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01. Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or on any rights in respect of any thereof, other than the following (collectively, the “Permitted Liens”):

(a) (i) Liens pursuant to any Loan Document to secure the Secured Obligations; and (ii) Liens on cash or deposits granted in favor of the Swing Line Lender or the L/C Issuer to cash collateralize any Defaulting Lender’s participation in Swing Line Loans or Letters of Credit, respectively, as contemplated by Section 2.03(a)(ii)(E) and 2.04(b), respectively;

(b) Liens existing on the date hereof listed on Schedule 7.01 and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes, assessments or governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens and any Liens arising by operation of law in each case of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction con-tractors or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h); and

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness.

(j) any Lease of any properties of any Loan Party or any Subsidiary thereof granted to other Persons, in each case entered into in the ordinary course of such Loan Party or Subsidiary business, so long as such Lease does not, individually or in the aggregate, (A) interfere in any material respect with the ordinary conduct of the business of such Loan Party or Subsidiary, (B) materially impair the use (for its intended purposes) or the value of the property subject thereto or (C) secure any Indebtedness;

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by any Borrower or Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(l) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and

(m) any interest or title of a lessor under any lease or sublease entered into by Borrower or Subsidiary, in the ordinary course of its business and covering only the assets so leased.

7.02. Investments.  Make any Investments or any Acquisitions, except:

(a) Investments held by Borrower or such Subsidiary in the form of Cash Equivalents;

(b) Investments outstanding on the Amendment Effective Date identified on Schedule 7.02;

(c) (A) Investments by Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof identified on Schedule 7.02, (B) additional Investments by Borrower or any Guarantor in any other Guarantor and (C) additional Investments by any Subsidiary of Borrower that is not a Guarantor in any other Subsidiary of Borrower that is not a Guarantor; provided, however, that, in the case of clauses (A), (B) and (C) immediately above, any intercompany loans shall (x) be evidenced by intercompany promissory notes in form and substance reasonably acceptable to Administrative Agent, (y) be pledged by Borrower or a Subsidiary that is the payee thereunder to Administrative Agent pursuant to the applicable Collateral Documents and (z) be on terms (including subordination terms) reasonably acceptable to Administrative Agent;

(d) Borrower or any Subsidiary may acquire and hold accounts receivables owing to any of them arising out of sales of inventory or the rendering of services if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(e) loans or advances by Borrower or any Subsidiary to any Practice Group; provided, however, that the aggregate principal amount of all such loans and advances permitted pursuant to this Section 7.02(e) shall not exceed $1.0 million at any one time outstanding;

(f) advances made by Borrower or any Subsidiary to any Practice Group in any calendar month pursuant to the Management Agreement to which such Borrower or Subsidiary and such Practice Group is a party; provided that (A) the proceeds of such advances are applied to pay operating expenses incurred by such Practice Group in the ordinary course of business during the immediately preceding month and (B) such advances are repaid to Borrower or such Subsidiary in accordance with the terms of such Management Agreement;

(g) purchases of accounts receivable pursuant to Management Agreements to which any Loan Party is party;

(h) loans or advances to officers, directors and employees in an aggregate amount at any one time outstanding not to exceed $100,000 for travel, entertainment, relocation and analogous ordinary business purposes;

(i) Borrower or any of its Subsidiaries may make Permitted Acquisitions;

(j) Guarantees permitted by Section 7.03;

(k) Investments by Borrower in Swap Contracts permitted by Section 7.03(d); and

(l) payroll advances to employees of Borrower or any of its Subsidiaries; provided, that (A) such advances are to be repaid through payroll deduction and (B) the aggregate amount of all such advances permitted pursuant to this Section 7.02(l) shall not exceed $100,000 at any one time outstanding.

7.03. Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Loan Parties under the Loan Documents;

(b) Indebtedness outstanding on the date hereof listed on Schedule 7.03, which Indebtedness shall not be renewed, extended, refinanced or optionally prepaid;

(c) Guarantees of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrower or any Wholly Owned Subsidiary;

(d) (A)  Indebtedness under the Swap Contract described in Schedule 7.03; and (B) Indebtedness under any other Swap Contracts with respect to interest rates, in each case not entered into for speculative purposes; provided that (1) such interest rate Swap Contract relates to payment obligations on any Loans made hereunder and the counterparty is a Hedge Bank, and (2) the notional principal amount of such interest rate Swap Contract at the time incurred does not exceed the principal amount of the Indebtedness to which such interest rate Swap Contract relates;

(e) Indebtedness in respect of Capitalized Lease Obligations and Purchase Money Obligations for fixed or capital assets in the ordinary course of business within the limitations set forth in Section 7.01(i), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, however, that the aggregate amount of all such Indebtedness permitted pursuant to this Section 7.03(e) shall not exceed $2.0 million at any one time outstanding and (B) with respect to such Indebtedness in respect of Purchase Money Obligations, (i) such Indebtedness is incurred concurrently with or within one year after the applicable acquisition, installation, construction, repair, replacement or improvement of such property by such Person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be; and

(f) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

7.04. Fundamental Changes.  Merge, dissolve, liquidate, wind-up, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) (i) any Wholly Owned Subsidiary of Borrower may merge or consolidate with or into Borrower; provided that Borrower is the surviving or continuing Person in such transaction; and (ii) any Subsidiary of Borrower may merge or consolidate with or into any other Subsidiary of Borrower; provided, that, if any Subsidiary party to such transaction is a Wholly Owned Subsidiary of Borrower, the surviving or continuing Person in such transaction shall be a Wholly Owned Subsidiary of Borrower and provided, further that, if such Subsidiary party to such transaction is a Guarantor, the surviving or continuing Person in such transaction shall be a Guarantor that is a Wholly Owned Subsidiary of Borrower;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, voluntary dissolution or voluntary wind-up) to Borrower or to another Subsidiary of Borrower; provided that if the transferor in such a transaction is a Wholly Owned Subsidiary, then the transferee must either be Borrower or a Wholly Owned Subsidiary of Borrower and, provided further that, if the transferor of such assets is a Guarantor, the transferee must either be Borrower or a Guarantor that is a Wholly Owned Subsidiary of Borrower; and

(c) in connection with any Permitted Acquisition permitted under Section 7.02(i), any Wholly Owned Subsidiary of Borrower may merge or consolidate with or into any other Person or permit any other Person to merge or consolidate with or into such Wholly Owned Subsidiary; provided that the Person surviving such merger or consolidation shall be a Wholly Owned Subsidiary of Borrower.

7.05. Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to Borrower or to a Wholly Owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor that is a Wholly Owned Subsidiary; and

(e) Dispositions permitted by Section 7.04;

(f) Dispositions permitted by Section 7.09;

(g) Dispositions permitted by Section 7.11;

(h) Borrower or any of its Subsidiaries may grant to any Practice Group a revocable, non-exclusive and non-assignable license to use service names, trademark names and/or logos of Borrower or any of its Subsidiaries in accordance with the applicable Management Agreements; and

(i) Borrower or any of its Subsidiaries may sell to a Practice Group any of the fixed assets utilized directly by a Practice Group in the operation of such Practice Group’s medical practice or business; provided, such sale is required pursuant to, and the purchase price of such assets is determined in accordance with, the applicable Management Agreement.

7.06. Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to Borrower, Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(c) Borrower may repurchase its common stock so long as (A) no Default or Event of Default shall have occurred and be continuing at the time of any such repurchase or would result therefrom, (B) the total consideration paid by Borrower for all such purchases in the aggregate since the date of this Agreement does not exceed $1.0 million, (C) Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such repurchase, with the financial covenants set forth in Section 6.12 (in the case of Sections 6.12(b), 6.12(c) and 6.12(d), each of such covenants shall be tested as of the most recently ended Test Period, as if such repurchase had occurred on the first day of such relevant Test Period) and (D) Borrower shall have delivered to Administrative Agent an certificate of a Responsible Officer of Borrower certifying that Borrower is in compliance with clauses (A), (B) and (C) above at the time of such repurchase (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance in the case of the financial covenants).

7.07. Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08. Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, however, that the foregoing restriction shall not apply to the following transactions

(a) transactions between or among Borrower and any Guarantor or between and among Guarantors;

(b) transactions with Consolidated Practice Groups pursuant to Management Agreements;

(c) any Restricted Payments permitted by Section 7.06; and

(d) any Investments permitted by Sections 7.02(c), 7.02(e), 7.02(f) and 7.02(g).

7.09. Sales of Receivables.  Sell, discount or otherwise Dispose of accounts receivable or promissory notes in respect thereof or other similar obligations owing to Borrower or any of its Subsidiaries, with or without recourse, except for the purpose of collection in the ordinary course of business.

7.10. Sale and Leaseback Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property.

7.11. Limitation of Issuance of Equity Interests.   Issue or sell any Equity Interests of any Subsidiary to any Person, except (i) the sale or issuance of such Subsidiary’s Equity Interest to Borrower or a Wholly Owned Subsidiary of Borrower or (ii) Subsidiaries of Borrower formed after the Amendment Effective Date in accordance with Section 7.12 may issue Equity Interests to Borrower or the Wholly Owned Subsidiary of Borrower which is to own such Equity Interests.  All Equity Interests issued in accordance with this Section 7.11 shall, to the extent required by Sections 6.13 or any Collateral Document, be delivered to Administrative Agent for pledge pursuant to the applicable Collateral Document.

7.12. Limitation on Creation of Subsidiaries.  After the Amendment Effective Date, establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower may (i) establish or create one or more Wholly Owned Subsidiaries of Borrower or (ii) acquire one or more Subsidiaries in connection with a Permitted Acquisition made pursuant to Section 7.02(i), so long as, in each case, Sections 6.13 shall be complied with.

7.13. Prepayments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Obligations in accordance with the terms of this Agreement and the other Loan Documents and (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.03 and refinancings and refundings of such Indebtedness in compliance with Section 7.03(b).

7.14. Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrower or any Guarantor or to otherwise transfer property to Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of Borrower or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.15. Accounting Changes; Fiscal Year.  Make any change in (i) its accounting policies or financial reporting practices except as required or permitted by GAAP in effect from time to time or (ii) its fiscal year.

7.16. Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.17. Amendments of Organization Documents.  Terminate, amend or modify any of its Organization Documents or any agreement to which it is a party with respect to its Equity Interest (including any stockholders’ agreement, partnership agreement and operating agreement) other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default.  Any of the following shall constitute an event of default (each an “Event of Default”):

(a) Non-Payment.  Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) when and as required to be deposited, deposit any funds as Cash Collateral in respect of L/C Obligations, or (iii) within two Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within two Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03(a), 6.03(d), 6.03(e), 6.05 (as to Borrower only), 6.10, 6.11, 6.12, 6.13, 6.18, or 6.19 or of Article VII; or

(c) Other Defaults.  Any Loan Party fails to perform or observe any term, covenant or agreement (not specified in Section 8.01(a) or Section 8.01(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for a period of 30 days after the earlier of (i) notice thereof from Administrative Agent to the Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof of Borrower or any other Loan Party; or

(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document, report, certificate, instrument, financial statement or other written statement delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding or any similar steps or proceedings under Debtor Relief Laws applicable to any Loan Party or any Subsidiary thereof; or

(g) Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments.  There is entered against any Loan Party or any Subsidiary thereof (A) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (B) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order, or (y) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents.  Any Loan Document (other than the Limited Grantor Security Agreements) or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of such Loan Party) contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k) Security Interest.  Any security interest and Lien purported to be created by any Collateral Document (other than the Limited Grantor Security Agreements) shall cease to be in full force and effect, or shall cease to give Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Collateral Documents (including a perfected first priority security interest in and Lien on the Collateral covered thereby (except as otherwise expressly provided in such Collateral Documents)) in favor of Administrative Agent, or shall be asserted by Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in or Lien on the Collateral covered thereby; or

(l) Change of Control.  There occurs any Change of Control; or

(m) Material Adverse Effect.  There occurs any event or circumstance that has a Material Adverse Effect (as determined by the Required Lenders in their reasonable discretion).

8.02. Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Revolving Commitment of each Lender to make Revolving Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Revolving Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents and/or applicable Law;

provided, however, that upon the occurrence of (1) an Event of Default referred to in Section 8.01(f) or 8.01(g) or (2) an actual or deemed entry of an order for relief with respect to any Loan Party or any Subsidiary thereof under the Bankruptcy Code of the United States or any similar Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender.

8.03. Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent (including fees and time charges for attorneys who may be employees of Administrative Agent) and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and L/C Fees and other Obligations referred to in clause “Fourth” below) payable to Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C  Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of (i) that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (ii) the Secured Hedge Obligations and (ii) the Cash Management Obligations, ratably among the Secured Parties and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Sixth, to the payment of all other Obligations of the Loan Parties and the other Credit Parties that are due and payable to Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to Administrative Agent and other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01. Appointment and Authorization of Administrative Agent.

(a) Each of the Lenders and the L/C issuer hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and the L/C Issuer, and Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

(c) Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank) and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 9.05 or otherwise for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

9.02. Rights as a Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

9.03. Exculpatory Provisions.  Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(d) Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct.  Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Administrative Agent by Borrower, a Lender or the L/C Issuer.  Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien created or purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

9.04. Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties.  Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through any one or more sub-agent, agents, or attorneys-in-fact, such sub-agents, agents or attorneys-in-fact as shall be deemed necessary by Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Administrative Agent and any such sub-agent, agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent, agent or attorney-in-fact and to the Related Parties of Administrative Agent and any such sub-agent, agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent, agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.06. Resignation of Administrative Agent.  Administrative Agent may at any time give notice of its resignation to Lenders, the L/C Issuer and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring  Administrative Agent may on behalf of Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring  Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07. Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08. Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify each Agent-Related Person (each, an “Agent Indemnitee”) (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  In the case of any investigation, litigation or proceeding giving rise to any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share (determined according to their respective Applicable Percentages in effect on the date on which such demand is sought) of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower.  All amounts due under this Section shall be payable not later than one Business Day after demand therefor.  The undertaking in this Section shall survive termination of the Aggregate Revolving Commitments, the payment of all Obligations and the resignation of Administrative Agent.

9.09. No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the L/C Issuer hereunder.

9.10. Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower or any other Credit Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the L/C Issuer  and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, the L/C Issuer and Administrative Agent under Sections 2.03(i), 2.03(j), 2.09 and 10.04) allowed in such proceeding under any Debtor Relief Law or judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and  the L/C Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.09 and 10.04.  Nothing contained herein shall be deemed to authorize Administrative Agent to consent to the use of cash collateral, to consent to the granting of any Lien having priority over the Liens granted in favor of Administrative Agent for the benefit of the Secured Parties under the Loan Documents in connection with the use of cash collateral or any debtor-in-possession financing, to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.11. Guaranty Matters.  Each Lender and the L/C Issuer hereby irrevocably authorizes and directs Administrative Agent to enter into the Guaranty Agreement for the benefit of such Lender and the L/C Issuer.  Each Lender and the L/C Issuer hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by Administrative Agent at any time, each Lender and the L/C Issuer will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section.

9.12. Collateral Matters.

(a) Each Lender and the L/C Issuer hereby irrevocably authorizes and directs Administrative Agent to enter into the Collateral Documents for the benefit of such Lender and the L/C Issuer.  Each Lender and the L/C Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.01, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the L/C Issuer.  Administrative Agent is hereby authorized (but not obligated) on behalf of all of Lenders and the L/C Issuer, without the necessity of any notice to or further consent from any Lender or the L/C Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b) Each Lender and the L/C issuer hereby irrevocably authorize Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) upon termination of the Aggregate Revolving Commitments and payment in full in cash of all Obligations (other than (x) Secured Hedge Obligations, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the L/C Issuer shall have been made), (B) that is sold or to be sold as part of or in connection with any sale expressly permitted hereunder or under any other Loan Document, (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii) to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by Administrative Agent at any time, each Lender and the L/C Issuer will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.12.

(c) Subject to Section 9.12(b), Administrative Agent shall (and is hereby irrevocably authorized by each Lender and the L/C Issuer, to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of the Secured Parties pursuant to the applicable Collateral Document upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party or any other Credit Party in respect of) all interests retained by any Loan Party or any other Credit Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d) Administrative Agent shall have no obligation whatsoever to any Lender, the L/C Issuer or any other Person to assure that the Collateral exists or is owned by Borrower or any other Credit Party or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.12 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of  Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders or the L/C Issuer.

(e) Each Lender and the L/C Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and the L/C Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender or the L/C Issuer (other than Administrative Agent) obtain possession of any such Collateral, such Lender or the L/C Issuer shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

(f) The parties hereto acknowledge that Borrower may, from time to time and for any reason, request Administrative Agent to terminate any Limited Grantor Security Agreement and release the Lien granted to Administrative Agent under such Limited Grantor Security Agreement in the collateral described therein. Such request must be made in writing and shall specify the Limited Grantor Security Agreement to be so terminated.  Provided that (i) Administrative Agent shall have received from Borrower (A) the request referred to in the first sentence of this subsection (f) and (B) an updated and fully completed Borrowing Base Certificate (for avoidance of doubt, all Specified Accounts in respect of such Limited Grantor Security Agreement and the Limited Grantor party thereto shall not constitute Eligible Accounts Receivable for purposes of such Borrowing Base Certificate), (ii) such Borrowing Base Certificate shall demonstrate to the satisfaction of Administrative Agent that, after giving immediate effect to the termination of such Limited Grantor Security Agreement to be so terminated and the release of such Liens, the Total Revolving Outstandings does not exceed the lesser of (x) the Aggregate Revolving Commitments then in effect and (y) the Borrowing Base as shown in such Borrowing Base Certificate, and (iii) both immediately prior and after giving effect to such termination and release, no Event of Default shall exist or result therefrom, Administrative Agent shall, and each Lender and the L/C Issuer hereby irrevocably authorizes and directs Administrative Agent to, execute and deliver to the applicable Loan Party a termination/release agreement, in form and substance reasonably satisfactory to Administrative Agent, pursuant to which Administrative Agent shall terminate the applicable Limited Grantor Security Agreement and release the Liens granted to it under the applicable Limited Grantor Security Agreement.

(g) Each Lender and the L/C Issuer hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to enter into any amendment, modification or waiver with respect to any Limited Grantor Security Agreement.

9.13. Secured Cash Management Agreements and Secured Hedge Agreements.  Except as otherwise expressly set forth herein or in any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guaranty Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreement and Secured Hedge Agreements unless Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

9.14. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is  recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, Administrative Agent is hereby authorized to appoint an additional individual or institution selected by Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04(c) (obligating Borrower to pay Administrative Agent’s expenses and to indemnify Administrative Agent) that refer to Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from Borrower or any other Credit Party be required by any Supplemental Administrative Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Borrower shall, or shall cause such Credit Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X.

MISCELLANEOUS

10.01. Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by Administrative Agent with the consent of the Required Lenders) and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) (i) waive any condition set forth in Section 4.01(a) without the written consent of each Lender; provided, however, in the sole discretion of Administrative Agent, only a waiver by Administrative Agent shall be required with respect to immaterial matters or items specified in Section 4.01(b) with respect to which Borrower has given assurances satisfactory to Administrative Agent that such items shall be delivered promptly following the Amendment Effective Date; (ii) without limiting the generality of clause (a)(i) above, in the case of the initial Credit Extension, waive any condition set forth in Section 4.02 without the written consent of each Lender; or (iii) without limiting the generality of clauses (a)(i) and (a)(ii) above, in the case of any Credit Extension (other than the initial Credit Extension) under the Revolving Facility, waive any condition set forth in Section 4.02 without the written consent of the Required Revolving Lenders;

(b) extend or increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (including mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender directly effected thereby or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;

(d) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or L/C Fees at the Default Rate;

(e) change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Revolving Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Facility, the Required Revolving Lenders;

(f) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility;

(g)  release any Guarantor from the Guaranty Agreement, except in accordance with the terms of any Loan Document, without the written consent of each Lender;

(h) release the Liens on all or substantially all of the Collateral in any transaction or series of related transactions, except in accordance with the terms of any Loan Document, without the written consent of each Lender;

(i) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (A) if such Facility is the Term Facility, the Required Term Lenders and (B) if such Facility is the Revolving Facility, the Required Revolving Lenders; or

(j) permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Swing Line Lender in addition to the Lenders required above, affect the rights or duties of Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of

Administrative Agent under this Agreement or any other Loan Document; and (iv) the Administrative Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Revolving Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Revolving Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders) and (y) the principal of such Lender’s Loans shall not be reduced or forgiven without the consent of such Lender.  Notwithstanding anything contained above in this Section 10.01 to the contrary, Administrative Agent may, at its option and in its discretion, enter into any amendment, modification or waiver with respect to any Limited Grantor Security Agreement, without the consent or signature of the Lender and L/C Issuer (or any of them).

10.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower, Administrative Agent, the L/C Issuer or Swing Line Lender, to the address, telecopier or facsimile number, electronic mail address or telephone number specified for such Person as set forth on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier or facsimile number, electronic mail address or telephone number specified for such Person as set forth on Schedule 10.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY ADMINISTRATIVE AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM.  In no event shall Administrative Agent or any of its Related Parties (collectively, the “Administrative Agent Parties”) have any liability to Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Administrative Agent Party; provided, however, that in no event shall any Administrative Agent Party have any liability to Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each of Borrower, Administrative Agent, the L/C Issuer and Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent, the L/C Issuer and Swing Line Lender.  In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent. L/C Issuer and Lenders.  Administrative Agent, the L/C Issuer and Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies: Enforcement.

(a) No failure by any Lender, the L/C Issuer or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 8.02 for the benefit of all Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  Borrower shall pay (i) all reasonable out of pocket costs expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent and the Lenders and, if necessary, of local counsel in each foreign jurisdiction as agreed between Administrative Agent, the Lenders and Borrower), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, modification, consent or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket costs and expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out of pocket costs and expenses (including the fees, expenses and disbursements of any auditors, accountants, appraisers, consultants, advisors and agents) incurred by Administrative Agent in connection with any field exams, audits and/or appraisals, and (iv) all out of pocket costs and expenses incurred by Administrative Agent, any Lender or the L/C Issuer (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law and including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of Administrative Agent, any Lender or the L/C Issuer, in each case in connection with the enforcement or protection of its rights and remedies (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, and/or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrower.  Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee and all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower, any Subsidiary of Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower, any Subsidiary of Borrower or any other Credit Party, or any Environmental Liability related in any way to Borrower, any Subsidiary of Borrower or any other Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by Borrower, any Subsidiary of Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04(a) or 10.04(b) to be paid by it to Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival.  The agreements in this Section shall survive the resignation of Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the Obligations and the termination of this Agreement.

10.05. Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, the L/C Issuer or any Lender, or Administrative Agent, the L/C Issuer  or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, the L/C Issuer  or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent, the L/C Issuer and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section,  (x) the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Revolving Loans and (y) the principal outstanding balance of the Term Loans, in each case of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee  (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitment assigned, and any assignment by a Lender pursuant to this Section 10.06(b) must be among the Facilities on a pro rata basis. Notwithstanding the foregoing in this clause (ii), the immediately preceding sentence shall not apply to the Swing Line Lender’s  rights and obligations in respect of Swing Line Loans.

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender;

(B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment in respect of the Revolving Facility, or an Affiliate of such Lender or (2) any Term Loan to a Person that is not a Lender or an Affiliate of a Lender.

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500.00; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower.  No such assignment shall be made to Borrower or any of Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register.  Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, the L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to Section 10.06(e), Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Deemed Consent of Borrower.  If the consent of Borrower to an assignment to an assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in Section 10.06(b)(i)(B)), Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered to Borrower by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.

(h) Resignation as L/C Issuer or Swing Line Lender. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, Borrower shall be entitled to appoint from among Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07. Treatment of Certain Information; Confidentiality.  Each of Administrative Agent, Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it  (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or  (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or any such Affiliate, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  The applicable Lender or the L/C Issuer, as the case may be, agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12. Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION.  BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE.  BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14. Waiver of Jury Trial.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15. Independence of Covenants.

  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.16. No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that that:  (i) (A) the services regarding this Agreement provided by Administrative Agent are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent, on the other hand, (B) each of Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and  by the other Loan Documents; (ii) (A) Administrative Agent  is and has been acting solely as a principal and,  except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) Administrative Agent does not have any obligation to Borrower, any other Loan Party or any of their respective Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and Administrative Agent has no obligation to disclose any of such interests to Borrower or any other Loan Party, or any of their respective Affiliates.  To the fullest extent permitted by law, each of Borrower and the other Loan Parties hereby waive and release,  any claims that it may have against  Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17. Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18. USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.  Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.19. Effect of this Agreement on the Original Loan Agreement and the other Original Loan Documents.

(a) On the Amendment Effective Date, this Agreement shall be deemed to amend, restate and replace the Original Loan Agreement in its entirety.  The parties hereto acknowledge and agree that this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment, reborrowing or termination of the “Obligations” (as defined in the Original Loan Agreement) as in effect prior to the Amendment Effective Date.

(b) The parties hereto agree that on the Amendment Effective Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto (except as set forth below):

(i) Certain Deemed Assignments and Participations under the Original Loan Documents.  On the Amendment Effective Date, immediately prior to the effectiveness of this Agreement, the following transactions in this Section 10.19(b)(i) shall be deemed to have occurred automatically, without further action by any party hereto (except as set forth below):

(A) Original Term Loan.  The Original Lender shall be deemed to have irrevocably assigned, without representation, warranty or recourse of any kind whatsoever (except as expressly provided in Section 10.19(d)) to each Other Initial Lender, and each Other Initial Lender shall be deemed to have irrevocably acquired from the Original Lender, a portion of the principal amount of the Original Term Loan of the Original Lender outstanding under the Original Loan Agreement on the Amendment Effective Date (before giving effect to this Agreement) such that, after giving immediate effect to such deemed assignments, each of the Original Lender and the Original Initial Lenders shall be deemed to hold, respectively, an Original Term Loan (each being referred to as an “Original Initial Term Loan”) in the principal amount set forth opposite its name on Schedule 10.19(b)(i)(A).  On the Amendment Effective Date, after giving immediate effect to such deemed assignments, the Original Initial Term Loans shall continue as Term Loans hereunder and shall be deemed to be made hereunder.  Each Other Initial Lender shall, on the Amendment Effective Date, fund to the Original Lender the principal amount of the Original Term Loan so assigned to it.

(B) Original Revolving Commitment.  The Original Lender shall be deemed to have irrevocably assigned, without representation, warranty or recourse of any kind whatsoever (except as expressly provided in Section 10.19(d)), to each Other Initial Lender, and each Other Initial Lender shall be deemed to have irrevocably acquired from the Original Lender, a portion of the Original Revolving Commitment under the Original Loan Agreement such that, after giving immediate effect to such deemed assignments, each of the Original Lender and the Original Initial Lenders shall be deemed to hold, respectively, an Original Revolving Commitment (each being referred to as an “Original Initial Revolving Commitment”) in the principal amount set forth opposite its name in Part I of Schedule 10.19(b)(i)(B).  On the Amendment Effective, after giving effect to such deemed assignments, all the Original Initial Revolving Commitments shall be deemed continued as and constitute a part of (but not separate from or in addition to) the Revolving Commitments hereunder.

(C) Original Revolving Loans.  The Original Lender shall be deemed to have irrevocably assigned, without representation, warranty or recourse of any kind whatsoever (except as expressly provided in Section 10.19(d)), to each Other Initial Lender, and each Other Initial Lender shall be deemed to have irrevocably acquired from the Original Lender, a portion of the principal amount of the Original Revolving Loans of the Original Lender outstanding under the Original Loan Agreement on the Amendment Effective Date (before giving effect to this Agreement) such that, after giving immediate effect to such deemed assignments, each of the Original Lender and the Original Initial Lenders shall be deemed to hold, respectively, an Original Revolving Loan (each being referred to as an “Original Initial Revolving Loan”) in the aggregate principal amount set forth opposite its name in Part II of Schedule 10.19(b)(i)(B).  On the Amendment Effective Date, after giving immediate effect to such deemed assignments, the Original Initial Revolving Loans shall continue as Revolving Loans hereunder and shall be deemed to be made hereunder.  Each Other Initial Lender shall, on the Amendment Effective Date, fund to the Original Lender the principal amount of the Original Revolving Loans so assigned to it.

(D) Certain Assigned Interest. For avoidance of doubt, in connection with each assignment made pursuant to Sections 10.19(b)(i)(A), 10.19(b)(i)(B) and 10.19(b)(i)(C), the Original Lender shall also be deemed to have also assigned to each Other Initial Lender, and each Other Initial Lender shall be deemed to have irrevocably acquired and assumed from the Original Lender, the Assigned Interests.

As used above, “Assigned Interest” means, with respect to each assignment deemed made pursuant to Sections 10.19(b)(i)(A), 10.19(b)(i)(B) and 10.19(b)(i)(C) to each Other Initial Lender, (1) all of the Original Lender’s rights and obligations in its capacity as a lender under the Original Loan Agreement and any other Original Loan Documents (other than the Original Security Documents and the Original Guaranty Agreements) to the extent related to the amount set forth opposite its name on Schedules 10.19(b)(i)(A) and 10.19(b)(i)(B) and a percentage interest (which shall be based on such amount to the total amount shown on such Schedules), of all of such outstanding rights and obligations of the Original Lender under the term facility and the revolving facility under the Original Loan Agreement and (2) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Original Lender against any Person, whether known or unknown, arising under or in connection with the Original Loan Agreement or any other Original Loan Documents (other than the Original Security Documents and the Original Guaranty Agreements) or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (1) above in this definition of “Assigned Interest”.

(E) Existing Letters of Credit.  For avoidance of doubt, in connection with each assignment deemed made pursuant to Sections 10.19(b)(i)(B) and 10.19(b)(i)(C), with respect to the Existing Letters of Credit (as defined in the Original Loan Agreement) outstanding under the Original Loan Agreement immediately prior to giving effect to this Agreement, the Original Lender shall be deemed to have sold to, and each Other Initial Lender shall be deemed to have purchased from the Original Lender, a risk participation in such Existing Letters of Credit in an amount of its pro rata share of such Existing Letters of Credit (such pro rata share to be based on the total amount of the Original Initial Revolving Commitments shown in Part I of Schedule 10.19(b)(i)(B) represented by such Other Initial Lender’s Original Initial Revolving Commitment shown in Part I of Schedule 10.19(b)(i)(B)).  On the Amendment Effective Date, after giving immediate effect to such deemed assignments, such participations shall continue hereunder and shall be deemed to be made hereunder.

(F) Original Collateral and Original Guaranty Agreements.  Immediately after giving effect to the assignments deemed made pursuant to Sections 10.19(b)(i)(A), 10.19(b)(i)(B) 10.19(b)(i)(C), the Original Lender shall have been deemed to (1) hold the Liens on the Original Collateral granted to the Original Lender under the applicable Original Loan Documents for itself and on behalf of the Other Initial Lenders and (2) hold the benefit of the Guarantee of the applicable Loan Parties under the Original Guaranty Agreements for itself and on behalf of the Other Initial Lenders.

(ii) Existing Letters of Credit.  The Existing Letters of Credit, which were outstanding under the Original Loan Agreement shall continue as Letters of Credit under this Agreement.

(iii) Certain Outstanding Original Obligations.  The Original Obligations that remain unpaid and outstanding as of the Amendment Effective Date (other than the Original Term Loan and the Original Revolving Loans) shall continue to exist under and be evidenced by this Agreement and the other Loan Documents.

(iv) Original Collateral and Original Guaranty Agreements.  (A) The Original Collateral, the Original Security Documents and the Original Guaranty Agreements shall continue to secure, guarantee or otherwise support the Original Obligations as well as the Secured Obligations, in each case on and subject to the terms and conditions set forth herein and in the other Loan Documents; and (B) the Original Lender will be deemed to have assigned all of its rights, title and interests under the Original Security Documents and the Original Guaranty Agreements (including, without limitation, the Liens granted to it thereunder) to Administrative Agent for the benefit of the Secured Parties.

(c) For avoidance of doubt, on the Amendment Date, without giving effect to any new borrowings of Revolving Loans on such date and after giving immediate effect to the continuation of the Original Initial Term Loans and the Original Initial Revolving Loans as contemplated by Sections 10.19(b)(i)(A) and 10.19(b)(i)(C), the Outstanding Amount of all Term Loans and the Outstanding Amount of all Revolving Loans in each case is set forth in Schedule 10.19(c).

(d) As between the Original Lender and each Other Initial Lender only and not any other party, the Original Lender represents and warrants to such Other Initial Lender on the  Amendment Effective Date that, as of the Amendment Effective Date (but immediately before giving effect to this Agreement and to the deemed assignments contemplated in Sections 10.19(b)(i)(A), 10.19(b)(i)(B) and 10.19(b)(i)(C)), with respect to the portion of the Original Term Loan, the portion of the Original Revolving Commitment, the portion of the Original Revolving Loan and the related Assigned Interests that are to be deemed assigned to such Other Initial Lender pursuant to Sections 10.19(b)(i)(A), 10.19(b)(i)(B) and 10.19(b)(i)(C) (collectively, the “Facility Assigned Interest”), the Original Lender is the legal and beneficial owner of such Facility Assigned Interest and such Facility Assigned Interest is free and clear of any lien, encumbrance or other adverse claim.

(e) In connection with the Original Loan Agreement, Borrower had issued to the Original Lender a New Term Note, dated August 8, 2007, in the original principal amount of $25.0 million (the “Original Term Note”), which represents the Original Term Loan.   The parties acknowledge and agree that the Original Term Note will be amended, restated and replaced by three separate Term Notes.  Such Term Notes shall be issued by Borrower on the Amendment Effective Date, dated the Amendment Effective Date and made in favor of Webster Bank, N.A. (as an Other Initial Lender), TD Bank, N.A. (as an Other Initial Lender) and the Original Lender, respectively, in the respective principal amount set forth opposite such Lender’s name on Schedule 10.19(b)(i)(A), which principal amount represents such Lender’s respective Term Loan hereunder on the Amendment Effective Date after giving effect to the assignments contemplated in Section 10.19(b)(i)(A) and this Agreement (such Term Notes are collectively referred to as the “Initial Term Notes”).  Borrower acknowledges, agrees and understands that all of the Initial Term Notes are given in replacement of and in substitution for, but not in payment of, the Original Term Note.  Further, (a) the obligations of Borrower as evidenced by the Original Term Note shall continue to exist under and be evidenced by the Initial Term Notes and the other Loan Documents on the terms set forth therein and herein and (b) nothing contained herein or in any other Loan Document shall be construed to extinguish, release, or discharge, or constitute, create, or effect a novation of, or an agreement to extinguish, the obligations of Borrower with respect to the indebtedness originally described in the Original Term Note.

(f) In connection with the Original Loan Agreement, Borrower had issued to the Original Lender an Amended and Restated Revolving Credit Note, dated August 8, 2007, in the original principal amount of $10.0 million (the “Original Revolving Note”), which represents the Original Revolving Commitment, including the Original Revolving Loans.  The parties acknowledge and agree that the Original Revolving Note will be amend, restated and replaced by three separate Revolving Notes.  Such Revolving Notes shall be issued by Borrower on the Amendment Effective Date, dated the Amendment Effective Date and made in favor of Webster Bank, N.A. (as an Other Initial Lender), TD Bank, N.A. (as an Other Initial Lender) and the Original Lender, respectively, in the respective principal amount set forth opposite such Lender’s name on Schedule 2.01, which principal amount represents such Lender’s respective Revolving Commitment hereunder on the Amendment Effective Date after giving effect to the assignments contemplated in Sections 10.19(b)(i)(A) and this Agreement (such Revolving Notes are collectively referred to as the “Initial Revolving Notes”).  Borrower acknowledges, agrees and understands that all of the Initial Revolving Notes are given in replacement of and in substitution for, but not in payment of, the Original Revolving Note.  Further, (a) the obligations of Borrower as evidenced by the Original Revolving Note shall continue to exist under and be evidenced by the Initial Revolving Notes and the other Loan Documents on the terms set forth therein and herein and (b) nothing contained herein or in any other Loan Document shall be construed to extinguish, release, or discharge, or constitute, create, or effect a novation of, or an agreement to extinguish, the obligations of Borrower with respect to the indebtedness originally described in the Original Revolving Note.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

HF 5480670v.16 #06404/0135

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INTEGRAMED AMERICA, INC.

By:        /s/John W. Hlywak, Jr.
Name:        John W. Hlywak, Jr.
Title:          Executive Vice President and CFO

BANK OF AMERICA, N.A.,
  as Administrative Agent

By:        /s/Angelo M. Martorana
Name:        Angelo M. Martorana
Title:          Assistant Vice President

BANK OF AMERICA, N.A.,
  as L/C Issuer and as Swing Line Lender

By:        /s/Steven J. Melicharek
Name:        Steven J. Melicharek
Title:          Senior Vice President

[Signature Page to Third Amended and Restated Loan Agreement]

HF 5480670v.16 #06404/0135

1

BANK OF AMERICA, N.A., as a Lender

By:           /s/Steven J. Melicharek
Name:           Steven J. Melicharek
Title:             Senior Vice President

TD BANK, N.A., as a Lender

By:            /s/Emily Alfieri-Weinberg
Name:            Emily Alfieri-Weinberg
Title:              Commerical Loan Officer

WEBSTER BANK, N.A., as a Lender

By:             /s/Martin H. Anderson
Name:             Martin H. Anderson
Title:               Vice President

[Signature Page to Third Amended and Restated Loan Agreement]

F-1
Form of Administrative Questionnaire
HF 5480670v.16 #06404/0135